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Watsco, Inc.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

NOTICE OF THE 2023 ANNUAL MEETING OF SHAREHOLDERS

Date:	Monday, June 5, 2023

Time:	10:00 a.m., Eastern Daylight Time

Place:	Watsco, Inc. Corporate Office 2665 S. Bayshore Drive, Suite 901 Miami, Florida 33133

Purpose:	1. For our holders of Common stock to elect one director and for our holders of Class B common stock to elect two directors.

2. To consider and vote on the advisory resolution regarding the compensation of our named executive officers.

3. To consider and vote on the advisory resolution on the frequency of the advisory resolution regarding the compensation of our named executive officers.

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year.

5. To consider any other business that is properly presented at the meeting or any adjournments thereof.

Who May Vote:	You may vote if you were a record owner of our Common stock (NYSE: WSO) or our Class B common stock (NYSE: WSOB) at the close of business on April 6, 2023.

Proxy Voting:	Whether or not you expect to be present at the meeting, please sign and date the enclosed proxy card and return it in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By order of the Board of Directors,

BARRY S. LOGAN

Executive Vice President and Secretary

April 28, 2023

This is an important meeting, and all shareholders of record as of April 6, 2023 are invited to attend the meeting and vote in person. We respectfully urge those shareholders who are unable to attend the meeting in person to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Any shareholder who executes a proxy card may nevertheless attend the meeting, revoke his or her proxy and vote his or her shares in person.

NOTICE: Brokers are not permitted to vote on any of the proposals contained in this Proxy Statement (other than proposal no. 4) without instructions from the beneficial owner of shares entitled to vote at the meeting. Therefore, if you hold your shares through a broker, bank or other nominee and you do not vote your shares in one of the ways described in this Proxy Statement, then your shares will not be voted in respect of any proposal contained in this Proxy Statement (other than, in the discretion of your nominee, proposal no. 4).

*	To be voted on at the meeting.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Shareholders’ Meeting to Be Held on June 5, 2023

The Company’s 2022 Annual Report and this Proxy Statement are available at:

www.watsco.com

You are receiving this Proxy Statement because you owned shares of Watsco, Inc. Common stock or Class B common stock as of April 6, 2023, which entitles you to vote those shares at our 2023 annual meeting of shareholders (which we refer to as our annual meeting). Our Board of Directors (referred to as the Board), is soliciting proxies from shareholders who wish to vote their shares at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This Proxy Statement describes and provides information about the matters on which you are being asked to vote so that you can make an informed decision. Watsco, Inc. is referred to in this document as Watsco, we, us, our, and the Company.

This Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 28, 2023. Shareholders should review the information contained in this Proxy Statement together with our 2022 Annual Report which accompanies this Proxy Statement.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this Proxy Statement.

INFORMATION ABOUT OUR ANNUAL MEETING

When and where is the annual meeting?

The annual meeting will be held on Monday, June 5, 2023, at 10:00 a.m., Eastern Daylight Time at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133.

Who may attend the annual meeting?

Shareholders of record as of April 6, 2023 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting. To gain admittance, you must bring valid photo identification to the meeting, and we will verify your name against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you must bring (1) a brokerage statement evidencing your share ownership as of the record date, (2) a legal proxy from the broker to vote the shares that are held for your benefit, and (3) valid photo identification.

What is the purpose of the annual meeting?

Our annual meeting will be held for the following purposes:

1.	To vote on the election of directors as follows:

a.	for the holders of Common stock to elect Ana Lopez-Blazquez to serve as a director until our 2026 annual meeting of shareholders, or until her successor is duly elected and qualified; and

b.

for the holders of Class B common stock to elect Cesar L. Alvarez and Denise Dickins to serve as directors until our 2026 annual meeting of shareholders, or until their respective successors are duly elected and qualified.

2.	To consider and vote on the advisory resolution regarding the compensation of our named executive officers.

3.	To consider and vote on the advisory resolution on the frequency of the advisory resolution regarding the compensation of our named executive officers.

4.	To ratify the appointment of Deloitte & Touche LLP (referred to as Deloitte) as our independent registered public accounting firm for the 2023 fiscal year.

5.	To vote on such other business, if any, as may properly come before the meeting or any adjournments thereof.

Who may vote?

The Board set April 6, 2023 as the record date for the annual meeting. Holders of Watsco Common stock or Class B common stock at the close of business on the record date are entitled to vote their shares at the annual meeting, or any postponements or adjournments of the annual meeting.

There were 33,421,233 shares of our Common stock and 5,534,059 shares of Class B common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our corporate office at 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 during the ten days immediately preceding the annual meeting, and this list will be available at the annual meeting itself for examination by any shareholder entitled to attend the annual meeting.

What are the voting rights of Watsco shareholders?

Holders of our Common stock are entitled to one (1) vote per share, and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval, except with respect to the election of directors as described below.

Election of Directors

Holders of our Common stock vote separately to elect 25% of our number of directors (rounded up to the next whole number), which is presently three (3) directors. Holders of our Class B common stock vote separately to elect 75% of our number of directors (rounded down to the next whole number), which is presently six (6) directors.

Other Matters

Other than with respect to the election of directors, holders of our Common stock and our Class B common stock vote on a combined basis on all other matters or as otherwise required by applicable law.

How do I vote?

Shareholders of Record. You are a shareholder of record if you are registered as a shareholder with our transfer agent, American Stock Transfer & Trust Company, LLC. Shareholders of record may vote their shares by the internet, telephone, or by mail. To vote in person, you must attend our annual meeting, bring valid photo identification, and deliver your completed proxy card in person.

Beneficial Shareholders. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent, referred to as a “nominee,” holds your shares. This is often called ownership in “street name” because your name does not appear on the list of our registered shareholders maintained by our transfer agent. If you hold shares in street name, you will receive voting instructions from your nominee. If you are a beneficial shareholder and would like to vote in person, then you must attend our annual meeting, bring valid photo identification, bring a brokerage statement validating your share ownership as of the record date, and obtain a legal proxy from your nominee to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

How do I revoke my proxy and change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Secretary at our corporate office before the meeting, by delivering a duly executed proxy bearing a later date or by voting in person at the annual meeting. If you are a beneficial shareholder, you may revoke your proxy and change your vote by following your nominee’s procedures for revoking or changing your proxy.

What are the voting recommendations of the Board?

The Board recommends that you vote:

•	FOR the election of each of the director nominees named in this Proxy Statement.

•	FOR approval of the advisory resolution regarding the compensation of our named executive officers.

•	FOR “ONE YEAR” on the advisory resolution on the frequency of the advisory resolution regarding the compensation of our named executive officers.

•	FOR ratification of Deloitte as the Company’s independent registered public accounting firm for the 2023 fiscal year.

What happens if I submit or return my proxy card without voting?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If you properly submit your proxy with no directions, the proxy will be voted:

•	FOR the election of each of the director nominees named in this Proxy Statement;

•	FOR approval of the advisory resolution regarding the compensation of our named executive officers;

•	FOR “ONE YEAR” on the advisory resolution on the frequency of the advisory resolution regarding the compensation of our named executive officers;

•	FOR ratification of Deloitte as the Company’s independent registered public accounting firm for the 2023 fiscal year; and

•

In accordance with the recommendation of our Board of Directors “FOR” or “AGAINST” all other business as may properly be brought before the annual meeting and at any adjournments or postponements of the annual meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding shares of Common stock and Class B common stock (together referred to as common stock) as of the record date will constitute a quorum, permitting the conduct of business at the annual meeting.

If less than a majority of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless the Board, after adjournment, fixes a new record date for the annual meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

How many votes are needed for the proposals to pass?

Election of Directors

Under our Second Amended and Restated By-Laws (referred to as our By-Laws), if a quorum is present, to be elected as a director, a nominee must receive a majority of the votes of Common stock and Class B common stock, voting as separate classes to the extent they are entitled to vote on a nominee, cast in favor of such nominee’s election.

A properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee. Shareholders do not have the right to cumulate their votes for directors.

Approval of the Advisory Resolution Regarding the Compensation of our Named Executive Officers

If a quorum is present, approval requires that a majority of the votes cast at the annual meeting are cast “FOR” approval.

Approval of the Advisory Resolution on Frequency of the Advisory Resolution Regarding the Compensation of our Named Executive Officers

If a quorum is present, approval requires that a majority of the votes cast at the annual meeting are cast “FOR” approval.

Ratification of Deloitte as our independent auditor

If a quorum is present, ratification of the appointment of our independent registered public accounting firm requires that a majority of the votes cast at the annual meeting are cast “FOR” ratification.

What is the effect of abstentions?

Proxies received but marked “ABSTAIN” will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum, but abstentions will not have an effect on the outcome of any proposal. As noted above, however, a properly executed proxy marked “WITHHOLD VOTE” with respect to the election of a director nominee will have the effect of a vote AGAINST the election of such nominee.

What are “broker non-votes” and what effect do they have on the proposals?

Broker non-votes occur when a broker, bank, or other nominee holds shares in “street name” for a beneficial owner and that nominee does not vote the shares because it (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to a particular proposal. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business but will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares, which include the proposal to ratify Deloitte as our independent public accounting firm for the 2023 fiscal year. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, which include Proposal No. 1, Proposal No. 2, and Proposal No. 3 described in this Proxy Statement.

If you hold your shares in street name, it is critical that you provide your broker, bank, or other nominee with instructions on how to cast your vote if you want it to count in the election of directors (Proposal No. 1) and with respect to the advisory resolutions (Proposals Nos. 2 and 3) described in this Proxy Statement. If you hold your shares in street name, and you do not instruct your broker, bank, or other nominee how to vote, then it will not be voted for the election of directors or with respect to the advisory resolutions.

If any other routine matters are properly brought before the annual meeting in addition to Proposal No. 4, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

Who tabulates the votes?

Prior to the annual meeting, we will select one or more inspectors of election for the meeting. Such inspector(s) will determine the number of shares of Common stock and Class B common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone, or in person. Our directors, officers, and employees may participate in the solicitation of proxies without additional consideration.

DIRECTORS & EXECUTIVE OFFICERS

Directors & Executive Officers

Our Amended and Restated Articles of Incorporation and our By-laws provide that our Board shall consist of no fewer than three nor more than nine members, and that it shall be divided, as nearly as possible into three equal divisions, each of which serves for a three-year term. We refer to directors elected by holders of our Common stock as Common Directors and we refer to directors elected by holders of our Class B common stock as Class B Directors.

The names of our directors, executive officers and director nominees and their respective ages, positions (including designation as a Common Director or Class B Director), biographies and, in the case of directors, their qualifications to serve as directors, are set forth below.

Name	Age	Position	Expiration of Term
J. Michael Custer	60	Class B Director	2025
Barry S. Logan	60	Executive Vice President and Secretary
John A. Macdonald	66	Common Director	2024
Ana M. Menendez	58	Chief Financial Officer & Treasurer
Bob L. Moss (1)	75	Common Director	2023
Aaron J. Nahmad	41	President, Co-Vice Chairman, and Class B Director	2024
Albert H. Nahmad	82	Chairman & Chief Executive Officer and Class B Director	2024
Steven (Slava) Rubin	44	Common Director	2025
Valerie F. Schimel	44	Class B Director	2025

Director Nominees (2)
Cesar L. Alvarez	75	Class B Director and Co-Vice Chairman	2026
Denise Dickins	61	Class B Director	2026
Ana Lopez-Blazquez	65	Common Director	2026

(1)	Mr. Moss will serve out his term on our Board, which expires at the annual meeting and join the Advisory Board.
(2)	Each nominee has been reviewed and recommended for nomination by our Nominating & Governance Committee and has consented to serve as a director if elected.

J. Michael Custer has been a valued member of our Board of Directors since 2018. As the leader of the tax services practice at Kaufman Rossin, one of the nation’s top 100 accounting firms, Mike brings a wealth of expertise to our Board. With more than 30 years of experience advising companies across various industries, he offers proficiency in accounting, financial and tax matters, leadership development, management skills, and corporate governance. As a member of the Audit Committee, Mike’s knowledge of audit, accounting, and tax plays an essential role in our acquisition-related activities and long-term planning. Present Roles: Mike is the Company’s Lead Independent Director, Chair of the Nominating & Governance Committee, and a member of the Audit Committee.

Barry S. Logan joined Watsco in 1992 and serves as the Executive Vice President & Secretary, responsible for leading the Company’s strategic initiatives and business development efforts. He has held various leadership roles during his career, including serving as Chief Financial Officer from 1997 to 2003. Barry was Watsco’s fourth corporate employee and is an integral participant in the Company’s business development initiatives, financial, and other strategic activities. He is also the principal contact for engagement with our shareholders.

John A. Macdonald joined our Board of Directors in 2021 after serving as a member of our Advisory Board since 2019. As the first employee and long-term CEO of Enercare, Inc., John demonstrated his entrepreneurial capabilities by building the company into one of the largest and most innovative home services providers in North America. Today, he serves as Chairman of Parity, Inc., a Toronto-based software company focused on reducing carbon emissions for multi-tenant buildings. John’s industry experience, public company leadership, financial acumen, and deep understanding of technology make him an important asset to our Board. Present Roles: John is a member of the Audit Committee and Compensation Committee.

Ana M. Menendez joined Watsco in 1998 and has served as our Chief Financial Officer since 2003, as Assistant Secretary since 1999, and as Treasurer since 1998. As a certified public accountant, Ana oversees all financial and accounting aspects of our Company, including taxes, risk management, benefits, treasury and cash management, the system of internal control, and other compliance activities. Ana also provides strategic guidance and direction to our Company’s operations and, over her career, has established important partnerships with our primary financial institutions. She is a former member and board chair of the Miami branch of the Federal Reserve Bank of Atlanta.

Bob L. Moss rejoined our Board in 2014, after previously serving as a director from 1992 to 2012. As a dynamic leader, Bob has successfully built two leading construction businesses over the past 50 years. As the founder, Chairman, and CEO of Moss & Associates LLC, he has turned the company into one of the largest general contractors in the Southern United States. Previously, Bob was Chairman and CEO of Centex Construction Group, where he spent 23 years building Centex into the largest domestic general building contractor in the nation. Bob’s entrepreneurial skills, leadership development experience, and extensive knowledge of the construction industry has made him a vital contributor to our Board. Present Roles: Bob is a member of the Nominating & Governance Committee.

Aaron J. (A.J.) Nahmad joined Watsco in 2005 and has been our President since 2016 and a director since 2011. A.J. has played a pivotal role in fostering a culture of innovation within the Company, leading to the development of advanced technology platforms that prioritize our customer-experience and modernization of outdated business processes into digital, data-driven processes. With a team of over 240 technologists, the Company continues to invest in technology adoption and use by customers, leaders, and managers throughout the marketplace. A.J. holds a B.A. from the University of Pennsylvania and an M.B.A. from New York University’s Leonard N. Stern School of Business. He is the son of Albert H. Nahmad. Present Roles: A.J. serves as our Co-Vice Chairman and is a member of the Nominating & Governance Committee and Strategy Committee.

Albert H. Nahmad is our visionary founder, and has been our leader, Chairman, and CEO since 1972. He has been instrumental in shaping Watsco’s entrepreneurial culture, expanding our business through acquisitions, and fostering strategic business relationships. Under his leadership, Watsco has grown from a market capitalization of $22 million in 1989 to $9.8 billion at the end of 2022, generating a compounded annual growth rate of total shareholder return of 18%. As an industry leader, Watsco now serves more than 120,000 active contractor customers through a network of 673 locations. Present Roles: Albert is the Chair of the Strategy Committee.

Steven (Slava) Rubin joined the Board in 2018, bringing strong technology proficiency and entrepreneurial insight. Slava is the Managing Partner of humbition, an early-stage venture fund, and is also the co-founder of Vincent and Indiegogo, Inc. A graduate of The Wharton School at the University of Pennsylvania, Slava’s innovative thinking and strategic acumen make him an essential member of our Board. Present Roles: Slava is a member of the Compensation Committee and Nominating & Governance Committee.

Valerie F. Schimel joined our Board in 2022 after serving as a member of our Advisory Board since 2019. As a successful entrepreneur, Valerie is the founder and CEO of Munchkin Fun LLC, Florida’s largest digital parenting publication, and the founder of Joju LLC, a producer and marketer of fashion-forward sun protective clothing. Additionally, Valerie is the President of the Albert H. and Jane D. Nahmad Family Foundation, supporting youth and education in Miami-Dade County. She is the daughter of Albert H. Nahmad. Her entrepreneurial background, technology expertise, and social/community involvement make her an important addition to our Board. Present Roles: Valerie is a member of the Nominating & Governance Committee and Strategy Committee.

Director Nominees

Cesar L. Alvarez has been a part of our Board since 1997, excluding a brief hiatus between 2015 and 2017. Cesar is the Senior Chairman of Greenberg Traurig, P.A., an international law firm that he helped build into one of the top ten law firms in the U.S. With degrees in law and an MBA from the University of Florida, Cesar brings significant legal expertise to our Board, including experience in securities laws, mergers and acquisitions, and corporate law. He serves on boards of two other public companies, including Precigen, Inc. (chair of the nominating and governance committee), a clinical stage pharmaceutical company and The St. Joe Company (member of the audit, compensation and governance committees), a long-standing Florida-based land development company. His entrepreneurial spirit and extensive experience in corporate governance make him a vital member of our Board. Present Roles: Cesar serves as our Co-Vice Chairman and is a member of the Strategy Committee.

Denise Dickins, Ph.D., has served as a Board member since 2007. As Professor Emeritus at East Carolina University, Denise brings extensive auditing, accounting, and corporate governance expertise to our Board. Prior to her educational career, she worked in varying capacities for Arthur Andersen LLP, including Partner in Charge of the South Florida Audit Division and has served on the board of several publicly traded companies. She currently serves on the board of NV5 Global, Inc. (member of the audit committee and chair of the compensation committee). Her experience as an instructor, certified public accountant, and certified internal auditor has equipped her with invaluable skills in chairing our Audit and Compensation Committees. Present Roles: Denise serves as Chair of the Audit Committee and Compensation Committee.

Ana Lopez-Blazquez was recommended for nomination to our Board as a Common Director by our Nominating & Governance Committee in April 2023. As Executive Vice President, Chief Strategy & Transformation Officer for Baptist Health, Ana has displayed strong leadership and expertise in strategy and business transformation. Her entrepreneurial background, established over her 35-year career at Baptist Health and her deep understanding of financial and regulatory matters make her an essential addition to our Board. She has participated on Watsco’s Advisory Board since 2021.

Director Skills & Experience and Demographic Background

The table below details the skills and experience each director and director nominee brings to our Board:

Skills /Experience	Cesar L. Alvarez	J. Michael Custer	Denise Dickins	Ana Lopez- Blazquez	John A. Macdonald	Bob L. Moss	Aaron J. Nahmad	Albert H. Nahmad	Steven (Slava) Rubin	Valerie F. Schimel
Public Company Board Service	X		X		X			X
Entrepreneurial	X			X	X	X	X	X	X	X
Environmental and HVAC Industry					X	X	X	X
Regulation	X	X	X	X	X	X
Technology and Innovation				X	X		X	X	X	X
Social, Management, and Leadership	X	X	X	X	X	X	X	X	X	X
Financial Reporting and Internal Controls		X	X	X	X	X	X	X
Corporate Governance	X	X	X	X	X		X	X

The charts below depict the diversity of our directors and director nominees, excluding Mr. Moss whose term expires at the annual meeting, based on gender, ethnicity, independence, and age:

CORPORATE GOVERNANCE

Overall Role of the Board

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. The Board’s mission is to maximize long-term shareholder value. Our Board oversees our business strategy and risk management process, establishes our overall corporate policies, selects and evaluates our executive management team, and acts as an advisor and counselor to executive management.

Watsco is a “controlled company” as defined by the New York Stock Exchange (referred to as the NYSE) because, as a group, our Chairman & CEO and our President controlled 52.6% of the combined voting power of our outstanding common stock as of April 6, 2023, the record date for the annual meeting. Our Chairman & CEO, our President, and director Valerie F. Schimel, who is the daughter of our Chairman & CEO, controlled 53.4% of the combined voting power of our outstanding common stock as of the record date. Our Chairman & CEO’s voting control has decreased from 62.0% in 2005 to 47.2% as of the record date. As a controlled company, Watsco is not required to comply with certain corporate governance policies required of other publicly traded companies that are not controlled companies. For example, the Board is not required to be composed of a majority of independent directors, and the Company is not required to have a Compensation Committee or a Nominating & Governance Committee. However, because the Board strives to establish policies and procedures that it believes are in the best interests of the Company’s shareholders, the Company generally complies with the corporate governance policies applicable to publicly traded NYSE-listed companies that are not controlled companies.

Board Leadership Structure

Role of Chairman & CEO. Our Board regularly reviews its structure and composition taking into consideration the Company’s performance and expectations for the future. Under the leadership of Albert H. Nahmad, Watsco’s annual total shareholder returns (the measurement of stock appreciation, including the reinvestment of dividends) on a compounded basis in comparison to the S&P 400 Industrials Index for each of the respective time periods were:

	Watsco	S&P 400 Industrials
25 years	14.5%	9.0%
20 years	18.3%	11.4%
15 years	17.8%	9.3%
10 years	16.1%	11.7%
5 years	11.7%	7.4%

The Board believes the Company’s performance reflects Mr. Nahmad’s effective leadership and creativity in devising and executing the Company’s strategic initiatives and in confronting challenges. As Chairman and CEO, Mr. Nahmad fosters a strong collaboration between management and the independent members of the Board. The Board believes that the Company and its shareholders are best served by having Mr. Nahmad continue to serve as Chairman and CEO.

Co-Vice Chairman of the Board. Currently Mr. Alvarez and Aaron J. Nahmad serve as the Co-Vice Chairmen of the Board. The primary responsibility of this role is to preside at Board meetings at which the Chairman is not present.

Lead Independent Director. To facilitate and strengthen the Board’s independent oversight of the Company’s strategies, performance and succession planning, and to uphold effective governance standards, the Board has developed the role of a lead independent director. The position of lead independent director is currently held by Mr. Custer. As Lead Independent Director, Mr. Custer has the following duties and responsibilities:

•	Advise the Chairman as to an appropriate schedule of Board meetings.

•	Review and provide the Chairman with input regarding the agendas for the Board meetings.

•	Be available for direct communication with the Company’s shareholders.

•	Call meetings of the independent directors when necessary or appropriate.

•	Lead the regularly scheduled mandatory executive sessions of the independent directors and apprise the Chairman of any issues that require his action or attention.

•	Perform such other duties as the Board may from time to time determine necessary.

Risk Oversight. Watsco encounters a range of risks, including governance, legal, financial, operational, international, strategic, and reputational risks. Within these broad categories, specific social risks include human capital management, which includes talent acquisition, development and retention, health and wellness, safety, and succession. Other specific risks include cybersecurity threats, the competitive landscape in which we operate, and any impact of disruptive events, such as environmental issues, natural disasters, and pandemics.

To manage these risks and other risks, we have implemented an annual Enterprise Risk Assessment (referred to as ERA) process, which is a company-wide effort managed by key senior management, to identify, assess, manage, report, and monitor risks that may affect our ability to achieve our objectives and strategy. The process is led by our Vice President of Internal Audit and Compliance, who reports to the Audit Committee.

As part of the ERA process, each business unit and corporate functional department is responsible for identifying and reporting risks that are specific to its operations and, when applicable, to the Company at large. The Audit Committee and Board also discuss enterprise risks with senior management on a regular basis, including through reviews of compliance issues and business risks. For example, the Audit Committee is formally updated at least annually about information technology infrastructure and cybersecurity risks. The Audit Committee Chair also receives ad hoc updates.

As part of regular Board and committee meetings, our directors consider important external and internal risks that may impact the Company. The full Board regularly reviews reports from management on various aspects of our business, including the risks disclosed in our most recent annual report filed on Form 10-K, and strategies and tactics to address identified risks. At least annually, the Board reviews our CEO succession plan as described in our Corporate Governance Guidelines. While the full Board has overall responsibility for risk oversight, it has delegated responsibility related to certain risks to the Audit Committee and Compensation Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting risks and monitors the effectiveness of the control and risk management processes established to manage these risks. The Compensation Committee has overall responsibility for overseeing the Company’s management of risks related to compensation for our named executive officers (referred to as NEOs), including our equity-based compensation plans.

Corporate Governance Guidelines. Watsco’s Board supports effective corporate governance and has over many years developed and followed a program of strong corporate governance. Watsco’s Nominating & Governance Committee is responsible for reviewing and updating the Company’s Corporate Governance Guidelines on an annual basis. Our Corporate Governance Guidelines are published on our website at www.watsco.com and are available in print to any shareholder who requests them from our Secretary.

Director Independence. The Board has adopted guidelines for independent directors who serve on the Board that comply with the independence rules of the NYSE. Board member independence is reviewed at least annually to ensure that each non-management director and non-management director nominee satisfies the NYSE’s independence guidelines. Based on this review, the Board affirmatively determined that the following directors and director nominees are independent under the NYSE guidelines: Cesar L. Alvarez, J. Michael Custer, Dr. Denise Dickins, Ana Lopez-Blazquez, John A. Macdonald, Bob L. Moss, and Steven (Slava) Rubin.

Codes of Ethics and Conduct. The Board has adopted codes of ethics and conduct that are designed to ensure that directors, officers, and employees of the Company are aware of their ethical responsibilities and avoid conduct that may pose risks to the Company. We maintain (i) an Employee Code of Business Ethics and Conduct that is applicable to all employees, and (ii) a Code of Conduct for Executives that is applicable to members of our Board, our NEOs, and other senior operating and financial personnel. There were no amendments or waivers from either code of conduct in 2022. Oversight of investigations of known or potential violations under either code of conduct is the responsibility of the Audit Committee. To obtain copies of our Codes of Ethics and Conduct, please see “Corporate Governance Documents” below.

Board Meetings and Board Attendance. The Board meets regularly during the year, and it holds special meetings and acts by unanimous written consent whenever circumstances require. During 2022, the Board held six meetings and acted by unanimous written consent four times. In 2022, all directors attended 100% of the aggregate number of meetings of the Board and the respective committees on which the directors served. Independent directors hold formal executive sessions without management present at least annually and communicate independently on an ad hoc basis. All of our directors are encouraged to attend our annual meeting of shareholders, and all attended our annual meeting in 2022.

Board Committees. During 2022, the Board maintained an Audit Committee, a Compensation Committee, and a Nominating & Governance Committee, each of which is composed entirely of directors meeting the applicable independence guidelines of the NYSE. Additionally, the Board maintained a Strategy Committee, which is composed of both non-management directors and management directors. The focus of our Board-level activities is primarily long-term strategy, while the focus of our committee-level activities is primarily risk management and compliance. Board members are assigned to committees based on their independence, qualifications, experience, and availability. While our goal is to rotate Board members among committees, including chairmanships, we will never sacrifice independence, qualifications, experience, and availability for rotation.

The Audit, Compensation, and Nominating & Governance Committees operate under formal charters that govern their respective duties and conduct. All such charters are reviewed and evaluated annually by the applicable committee. Any recommended changes to the charters are submitted to the Board for its approval. Copies of the current committee charters are available on our website at https://investors.watsco.com, under the caption “Committees of the Board of Directors” within the Governance section. The charters are also available in print to any shareholder who requests them in writing to our Investor Relations department at Watsco, Inc., Investor Relations, 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. Information contained on or accessible through our website is not a part of this Proxy Statement.

The table below provides current committee membership information and the number of meetings held in 2022:

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee	Strategy Committee
Cesar L. Alvarez				X
J. Michael Custer	X		Chair
Denise Dickins	Chair	Chair
John A. Macdonald	X	X
Bob L. Moss			X
Aaron J. Nahmad			X	X
Albert H. Nahmad				Chair
Steven (Slava) Rubin		X	X
Valerie F. Schimel			X	X
Number of Meetings Held	7	6	3	1

Audit Committee. The Audit Committee’s functions include overseeing the preparation, presentation, and integrity of our financial statements and internal control over financial reporting, the qualifications of our independent registered public accounting firm, compliance with legal and regulatory requirements, and the performance of our internal audit function and controls regarding finance, accounting, legal compliance, and ethics that management and our Board have established. The Audit Committee’s responsibilities additionally include, but are not limited to:

•

Discussing with management financial, operational, compliance, reputational, strategic, cybersecurity, and environmental, social and governance risks that could have a material impact on the Company’s financial statements or SEC filings.

•	Reviewing our annual audited financial statements, quarterly financial statements, regulatory filings, earnings announcements, and other public announcements regarding our results of operations.

•	Reviewing and approving related party transactions.

•

Appointing, terminating, compensating, retaining, evaluating, and overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

•	Pre-approving all non-audit services, if any, to be performed by our independent auditor.

•	Overseeing the activities of the Company’s internal audit function.

•	Establishing and overseeing processes and procedures for the receipt, retention, and treatment of complaints and employee submissions about accounting, internal controls, or audit matters.

•	Overseeing administration of our codes of ethics and conduct, including procedures for dealing with reported violations to enable confidential and anonymous reporting of allegedly improper activities.

All Audit Committee members possess the required level of financial literacy as defined in our Audit Committee charter, and all Audit Committee members qualify as “audit committee financial experts” as defined by applicable Securities & Exchange Commission (referred to as the SEC) rules and regulations and meet the current standard of requisite financial management expertise and independence as required by the NYSE and applicable SEC rules and regulations.

The Report of the Audit Committee, which is set forth in this Proxy Statement, further describes the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2022.

Compensation Committee. The Compensation Committee oversees our compensation programs, including our equity-based compensation plans. The Compensation Committee’s responsibilities, which may not be delegated, include, but are not limited to:

•	Establishing an executive compensation philosophy for the Company.

•

Designing and approving an executive compensation program that uses a mix of fixed and variable pay elements that support the Company’s executive compensation philosophy and emphasizes performance-based pay through incentive and other forms of longer-term compensation linked to Company performance and the creation of shareholder value, and recognizes Watsco’s goal to secure and retain the services of top performing talent.

•	Determining the Chairman & CEO’s and President’s respective base salaries and incentive compensation arrangements.

•	Reviewing, administering, interpreting, and making recommendations regarding the Company’s incentive compensation and equity-based compensation plans.

•	Conducting the performance evaluations of the Chairman & CEO and President.

•

Considering the results of the most recent shareholder advisory vote on executive compensation required by Section 14A of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act) and evaluating the relationship between risk management policies or practices and compensation.

•	Establishing a director compensation philosophy.

Nominating & Governance Committee. We have elected to apply the exemption related to a controlled company provided by the NYSE that allows a company that has more than 50% of the voting power held by a group (our Chairman & CEO and President controlled 52.6% of the combined voting power of our outstanding common stock as of the record date) to be exempted from complying with rules requiring that only independent directors comprise our Nominating & Strategy Committee.

Our Nominating & Governance Committee’s purpose is to assist the Board in identifying individuals qualified to become members of our Board consistent with the criteria set forth in our Corporate Governance Guidelines, to help in the evaluation of the effectiveness of our Board and its individual members, and to review and update our corporate governance principles. The Board may assume, change or add additional activities from time-to-time to assure the effective operation of the Board. The Nominating & Governance Committee’s activities include, but are not limited to:

•	Assisting the Chairman and the Board by identifying individuals qualified to become Board members.

•	Recommending for the Board’s approval nominees for election to the Board by our shareholders.

•

Advising and making recommendations to the Board related to: (i) the composition and governance of the Board and its committees, (ii) the appointment of directors to committees of the Board, including chairpersons, and (iii) compensation programs for non-management members of the Board in consultation with the Compensation Committee.

•	Reviewing director independence with respect to continuing and prospective directors.

•	Overseeing the annual evaluation of the Board, its individual members and performing a self-evaluation of the Nominating & Governance Committee.

•	Evaluating risks and exposures and advising the Board regarding director and management succession planning, corporate governance, and overall board effectiveness.

•	Making regular reports to the Board.

Strategy Committee. The Strategy Committee is responsible for the oversight of Watsco’s strategic initiatives and confers with the Board regarding major opportunities, threats, and other policy matters. The Strategy Committee focuses primarily on long-term matters rather than day-to-day operations.

Director Nominations. The Board considers candidates for director who are recommended by the Nominating & Governance Committee, by other Board members, and by management, or Advisory Board members. The Nominating & Governance Committee annually reviews the performance and contributions of individual Board members. If a Board member is a candidate for re-election, then the Nominating & Governance Committee considers all aspects of such candidate’s qualifications and skills in the context of the Company’s needs at that point in time, as well as such person’s diversity of experience, unique perspectives, and social diversity. When considering candidates as potential new Board members, the Board and the Nominating & Governance Committee evaluate a candidate’s ability to contribute to such diversity. While not an exclusive list, the Nominating & Governance Committee considers the following important qualifications when evaluating a director candidate:

•	Commitment to representing the long-term interests of the Company’s shareholders.

•	Entrepreneurial background including business-building and governance skills.

•	Familiarity with laws and regulations, including environmental matters, applicable to our business.

•	Leadership ability, including leadership development and human resource (social) skills.

•	Personal and professional ethics, integrity, and values.

•	Finance and accounting knowledge.

•	Technological savvy.

•	Practical wisdom and sound judgment.

When evaluating re-nomination of existing directors, the Nominating & Governance Committee also considers the nominees’ past and ongoing effectiveness on the Board and, except for the management directors, their independence.

The Nominating & Governance Committee will consider candidates recommended by our shareholders pursuant to written applications submitted to the Nominating & Governance Committee, c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133. The information required to be included in any such recommendation is set forth in our By-Laws, and the general qualifications and specific qualities and skills established by the committee for directors are described above. Although we have not adopted a formal policy regarding the consideration of Board candidates recommended by our shareholders, the Board believes that the procedures set forth in our By-Laws are currently sufficient and that the establishment of a formal policy is not necessary.

Director Election – Majority Vote. Director nominees are elected by our shareholders based on a majority vote, voting as separate classes, as described above under “What are the voting rights of Watsco shareholders?”.

Director Compensation Philosophy. Consistent with our executive compensation philosophy described below, we measure success by our ability to create shareholder value over long periods of time. Accordingly, our director compensation program is primarily designed to align director compensation with long-term shareholder returns. We also recognize that the required amount of Board member effort depends on several variables, including committee membership, and therefore varies among Board members.

Director Compensation. Director compensation consistent with our director compensation philosophy is awarded at the discretion of our Chairman & CEO. We do not provide any tax gross-ups to our directors, all of whom are solely responsible for their respective tax obligations as a result of their equity and cash compensation for Board service. Directors are reimbursed for reasonable expenses incurred in connection with their activities as directors, including attendance at director-education seminars and conferences.

Our designated Lead Independent Director is the chairperson of our Nominating & Governance Committee. He receives no additional compensation as Lead Independent Director. Management directors do not receive any compensation for their service on the Board.

The following table sets forth the total compensation received by our non-management directors in 2022:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Cesar L. Alvarez	—		—	—
J. Michael Custer	$8,172	(2)	$223,806	$231,978
Denise Dickins	$50,000	(3)	—	$50,000
Brian E. Keeley (4)	—		—	—
John A. Macdonald	—		$223,806	$223,806
Bob L. Moss (5)	$1,828	(6)	—	$1,828
Steven (Slava) Rubin	—		$223,806	$223,806
Valerie F. Schimel	—		$179,045	$179,045

(1)

Represents the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The Company will recognize this share-based compensation expense over the relevant vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2022 Annual Report on Form 10-K.

(2)	Represents fee for service as Chair of the Nominating & Governance Committee commencing March 7, 2022.

(3)	Represents fees for service as Chair of the Audit and Compensation Committees.
(4)	Mr. Keeley resigned from the Board effective April 15, 2022.
(5)	Mr. Moss will serve out his term on our Board, which expires at the annual meeting and join the Advisory Board.
(6)	Represents fee for service as Chair of the Nominating & Governance Committee through March 7, 2022.

The following summarizes stock option awards outstanding for each non-management director as of December 31, 2022:

Name	Outstanding Option Awards
Cesar L. Alvarez	11,500
J. Michael Custer	12,500
Denise Dickins	19,500
John A. Macdonald	6,000
Bob L. Moss	—
Steven (Slava) Rubin	9,500
Valerie F. Schimel	4,000

Minimum Stock Ownership Requirement for Directors and Officers. To align the interests of our directors and NEOs with those of our shareholders, each director and NEO is required to meet the following minimum stock ownership requirements:

•	Each director must own Watsco stock or other equity with a value of at least $100,000.

•	Our CEO and our President each must own Watsco stock or other equity with a value of at least $1,000,000.

•	Other NEOs each must own Watsco stock or other equity with a value of at least $250,000.

Our directors and NEOs have two years from the date they became directors or NEOs to comply with these ownership requirements. Compliance with the minimum stock ownership level will be determined on the date when the grace period set forth above expires, and annually on each December 31 thereafter, by multiplying the number of shares held by each director and officer and the average closing price of those shares during the preceding month. As of December 31, 2022, all our directors and NEOs satisfied these minimum requirements. The number of shares (or other equity instruments) held by our directors and NEOs as of December 31, 2022, is summarized in the Stock Ownership Table below.

Director Tenure & Refreshment. Directors may be re-elected at the end of their respective terms. The Board has not established maximum term limits as we believe that directors who have developed insight into Watsco and its operations over time provide an increasing contribution to the Board as a whole. To ensure the Board continues to generate new ideas and operate effectively, the Nominating & Governance Committee evaluates individual Board member performance and takes steps as necessary regarding continuing director tenure. With respect to our non-management directors and director nominees (other than Ms. Lopez-Blazquez, who is a director nominee and has yet to serve on the Board), as of the date of this Proxy Statement, three have served on the Board for more than five years (Mr. Alvarez, Dr. Dickins, and Mr. Moss), and four have served on the Board for less than five years (Mr. Custer, Mr. Macdonald, Mr. Rubin, and Ms. Schimel).

Management Succession. As reflected in our Corporate Governance Guidelines, one of the Board’s primary responsibilities includes planning for CEO succession and monitoring and advising on management’s succession planning for other NEOs, with the goal of establishing an effective succession plan. The Board routinely discusses management succession during its meetings, including during sessions held by the Company’s non-management directors.

Shareholder Proposals; Universal Proxy Card. Shareholders interested in submitting a proposal for inclusion in our proxy materials for our 2024 annual meeting of shareholders may do so by following the procedures set forth in Rule 14a-8 promulgated by the SEC under the Exchange Act. To be eligible for inclusion in such proxy materials, our Corporate Secretary must receive shareholder proposals no later than December 30, 2023. Any shareholder proposal submitted other than for inclusion in the proxy materials, or to nominate a person for election as a director, for that meeting must be delivered to us no sooner than February 6, 2024 and no later than March 17, 2024, or such proposal will be considered untimely. Any such proposal must contain all the information required by our By-laws.

If a matter is properly brought before our 2024 annual meeting of shareholders, and we did not have notice of such matter prior to March 14, 2024, then we may vote in our discretion as to the proposal all the shares for which we have received proxies for the 2024 annual meeting of the shareholders.

In addition, for shareholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19 under the Exchange Act, shareholders must provide notice to us no later than April 6, 2024, containing the information required by Rule 14a-19 under the Exchange Act.

Shareholder Engagement. The Board and management consider institutional shareholders as partners in our business and actively engage and communicate with them throughout the year. This engagement is accomplished through a combination of events, including investor days (during which directors, officers, and a variety of leaders attend and participate), investor meetings, analyst conferences, non-deal road shows, telephone conferences, headquarter visits, and fieldtrips to our business units. Our overall philosophy is to provide consistent access and build relationships with a long-term time horizon in mind. This engagement is not just held with investment decision-makers, but also with institutional shareholders’ corporate governance leaders. In 2022, we met with many of the institutions with investments in our Company and communicated with the primary proxy advisory services to discuss the Company’s track record, cultural foundations, and our unique use of restricted shares with long-term, cliff-vesting as part of our compensation philosophy. More information can be found at www.watsco.com in the Investor Relations section.

Communications with the Company and the Board. Interested parties may communicate with the Company by letter addressed to Investor Relations, Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133, or by e-mail to Investor Relations, info@watsco.com.

Interested parties may also communicate with our Board by calling (800) 4WATSCO in the United States and leaving a message for the Lead Independent Director, or by e-mailing our Lead Independent Director at presidingdirector@watsco.com. Regardless of the method used, the Lead Independent Director will be able to view your unedited message and determine whether to relay your message to other members of the Board.

Environmental, Social, and Governance (ESG)

Watsco has always been committed to understanding and exceeding the expectations of our employees, customers, suppliers, and shareholders.

As stakeholder expectations change and evolve, including around environmental, social, and governance matters, we are committed to changing and evolving with them and we have a strong foundation upon which to do so.

Environmental

Our company and our customers are all capable of driving change that is good for the consumer, good for the environment, and good for our business. The products we sell have a direct and meaningful impact on overall energy consumption and CO2e emissions. As consumers replace older existing HVAC systems, particularly with high-efficiency systems, consumers save on energy costs and reduce greenhouse gas emissions. Current and future federal and state regulatory changes will influence what products consumers choose from and how contractors present innovative solutions to homeowners.

To that end, we are partnering with OEMs and suppliers to invest in more tools, technology and training for our customers to capitalize on this important opportunity. Our industry has much to contribute to this endeavor – and as a leader we are committed to doing our part. Please visit our website at www.watsco.com/environment for information related to our impact on the environment.

Diversity and Inclusion

We value and foster the diversity and inclusion of the people with whom we work. Our commitment includes providing equal access to, and participation in, employment and advancement opportunities without regard to race, color, religion, national origin, age, disability, veteran or military status, pregnancy status, sex, gender identity, sexual orientation, or marital status. Diverse teams facilitate contributions from people of different backgrounds and varied points of view. Furthermore, we believe that well managed diverse teams make better decisions faster and outperform less diverse teams. We also believe that employees who feel valued, understood, and inspired benefit the Company as a whole. Inclusive leadership leads to innovative solutions and an inclusive environment is a critical foundation for us, as high performing, engaged teams join together to help us implement our strategies. You can find our human rights policy on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

Health and Safety

We continuously strive to improve all aspects of our work practices. We actively support a culture of safety and wellness for the benefit of our employees and their families along with our customers. Providing a safe and healthy work environment is a business priority and is core to our values. Health and safety are an essential part of a broader workforce strategy that reduces the risk of harm to employees and helps them remain healthy, engaged, and productive.

To build and sustain a culture based on these principles, our commitment to safety and wellness is incorporated into the incentive structure of our key operational leaders. For wellness, employees are incentivized to complete annual physicals and health assessments to help ensure that our philosophical values are put into action. For safety, we measure and carefully evaluate incidents related to workers compensation, vehicle accidents and injuries to third parties, and we continuously seek to improve safety measures intended to reduce the number of such incidents. You can find our health and safety policies on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

Corporate Governance Documents

Our Audit, Compensation, and Nominating & Governance Committee charters, Codes of Ethics and Conduct, Corporate Governance Guidelines, Second Amended and Restated Articles of Incorporation, and Second Amended and Restated By-Laws can be found on our investor relations website at https://investors.watsco.com under the section captioned “Governance.”

For more information on our ESG efforts, please read our 2022 Annual Report on Form 10-K or visit the Corporate Responsibility section of our website at www.watsco.com.

Advisory Board. In 2019, we formed an Advisory Board to provide thoughts, advice, and non-binding recommendations to the Board. The Advisory Board is viewed as a resource that provides expert insight that complements the knowledge, understanding, and strategic thinking of the Board members. The Advisory Board is not a Board committee or otherwise a part of the Board. Our Chairman & CEO has sole discretion over Advisory Board membership, including the number of members, term of service, and compensation.

Members of the Advisory Board may include potential future Board members, former Board members, and other individuals whom the Board determines may be able to provide valuable insight. The following persons comprise the current membership of the Advisory Board:

Matt Ehrlichman

Mr. Ehrlichman was appointed to the Advisory Board in March 2020. He is the co-founder, CEO and Chairman of Porch Group, Inc., a vertical software and insurance company focused on helping make homeownership simple. Prior to Porch, Mr. Ehrlichman was the co-founder and CEO of Thriva until it was acquired by Active Network in 2007, where he served as the Chief Strategy Officer until 2012. Our subsidiary Watsco Ventures, LLC, invested $2,500,000 in Porch with the goal of helping contractor customers grow and become more profitable. In connection with Porch’s initial public offering in 2020, we received cash as well as shares of Porch Group, Inc. common stock, of which we had 64,377 shares as of December 31, 2022.

Brian E. Keeley

Mr. Keeley was appointed to the Advisory Board in April 2022. He previously served as a Watsco director from 2018 to 2022. Mr. Keeley was the Chief Executive Officer of Baptist Health South Florida, Inc. (“Baptist Health”), the largest not-for-profit healthcare organization in South Florida, with 12 hospitals, a network of more than 100 outpatient facilities and physician practices, and one of the nation’s largest international programs from 1986 to 2022. Under his leadership, Baptist Health implemented transformational technologies throughout its organization and has been rated among Fortune’s “100 Best Companies to Work For” in America. Mr. Keeley is a former member and board chair of the Miami Branch of the Federal Reserve Bank of Atlanta. Upon his appointment, Mr. Keeley received an option grant to purchase 1,000 shares of Common stock.

Ana Lopez-Blazquez

Ms. Lopez-Blazquez was appointed to the Advisory Board in March 2021. She is Executive Vice President, Chief Strategy & Transformation Officer for Baptist Health and Chief Executive Officer of Baptist Health Enterprises, a subsidiary of Baptist Health. In her role as Chief Strategy Officer for Baptist Health, Ms. Lopez-Blazquez is responsible for strategy development and execution with particular emphasis on driving the growth agenda and brand management of Baptist Health across South Florida. As Chief Transformation Officer, Ms. Lopez-Blazquez provides overall strategic leadership and direction for all aspects of business transformation including implementation strategies. Ms. Lopez-Blazquez joined Baptist Hospital of Miami in 1987 as Director of Planning and has led their strategic planning and business/market development functions since that time.

Matthew A. Love

Mr. Love was appointed to the Advisory Board in November 2021. He is President and Chief Executive Officer of Nicklaus Children’s Health System, parent organization of Nicklaus Children’s Hospital, a nationally recognized nonprofit pediatric specialty hospital based in Miami. Mr. Love possesses more than 25 years of experience in financial and operational oversight in both adult and pediatric healthcare systems. He is a fellow in the American College of Healthcare Executives.

LeShelle May

Ms. May was appointed to the Advisory Board in June 2021. She is an accomplished computer engineer recognized for her leadership and innovation in the development of software and web applications. Ms. May joined CNN in 1996 as a senior system/software developer and is currently part of a team responsible for migrating all of CNN’s legacy content to the cloud. Previously, she led several advanced projects, including CNNgo, the NewsApps Portal, and MS2, a video content management system that enables online viewers to watch live news coverage, which won CNN a Technology & Engineering Emmy Award in 2000. Prior to CNN, she worked in various technology positions for Indus International and BellSouth Corp.

Alan H. Potamkin

Mr. Potamkin was appointed to the Advisory Board in November 2022. He previously served as a Watsco director from 1994 to 2000. Mr. Potamkin is President and Chairman of Potamkin Companies, one of America’s largest privately held auto dealerships. He has various real estate holdings, and previously was the owner of several broadcast licenses. Presently, the majority of Mr. Potamkin’s time is spent working with Kristi House, Miami-Dade County’s Children’s Sexual Abuse Center. Upon his appointment, Mr. Potamkin received an option grant to purchase 1,000 shares of Common stock.

Troy Rice

Mr. Rice was appointed to the Advisory Board in June 2021. He is President of FPL Energy Services, a subsidiary company of NextEra Energy, Inc., a leading clean energy company and a provider of value residential, commercial and public-sector products and services. NextEra Energy is the parent company of Florida Power & Light, the largest rate-regulated utility in the United States as measured by retail electricity produced and sold. Mr. Rice joined NextEra in 2002 and has held a number of leadership positions throughout his career.

Gary L. Tapella

Mr. Tapella was appointed to the Advisory Board in February 2022. He previously served as a Watsco director from 2006 to 2010. He is an Operating Partner of One Rock Capital Partners, LLC, a value-oriented, operationally focused private equity firm with $5 billion of capital commitments. Prior to joining One Rock he was an Operating Partner at Ripplewood Holdings, LLC from 2005 to 2009. Mr. Tapella retired from Rheem Manufacturing Company in 2005 as President and Chief Executive Officer following a 36-year career with the company. His experience there included managing Rheem’s Canadian and Singapore based pan-Asian companies and he served as Senior Vice President International and Chief Operating Officer. Upon his appointment, Mr. Tapella received an option grant to purchase 1,000 shares of Common stock.

Rachel Wilson

Ms. Wilson was appointed to the Advisory Board in July 2019. She has served as Head of Cybersecurity for Morgan Stanley Wealth Management and Investment Technology since April 2017. She is responsible for the cybersecurity of wealth and investment management systems and the integrity and confidentiality of client data. Prior to Morgan Stanley, Ms. Wilson spent 15 years at the National Security Agency, holding several key senior executive level leadership positions.

The charts below depict the diversity of our Advisory Board based on gender, ethnicity, independence, and age:

Certain Relationships and Related Person Transactions

Our Audit Committee continuously monitors relationships and transactions in which the Company and our directors or NEOs or their immediate family members are participants to determine whether such persons have a direct or indirect material interest and may use outside legal counsel to assist in such determination. As required under SEC rules, transactions in which we are a participant and that involve an amount in excess of $120,000 and in which any related person had or will have a direct or indirect material interest are disclosed in this Proxy Statement. In addition, as set forth in the Audit Committee charter, the Audit Committee has established a formal process whereby it must pre-approve all related party transactions.

The Audit Committee considers the following factors, among others, in determining whether to approve transactions:

•	The interests of all related persons in the transaction.

•	Whether the terms are fair, on an arms-length basis and entered into in good faith on reasonable terms.

•	Whether the transaction is material and is beneficial to the Company.

•	The role the related person played.

•	The structure of the transaction.

Pursuant to its related-party transaction policy, the Audit Committee reviewed and approved the following transaction using the criteria set forth above:

Greenberg Traurig, P.A. serves as our principal outside counsel for compliance and acquisition-related legal services. Mr. Alvarez, a director, is the Senior Chairman of Greenberg Traurig, P.A. Greenberg Traurig, P.A. has annual revenues in excess of $2 billion. We paid Greenberg Traurig approximately $186,000 for services performed in 2022, and we anticipate this arrangement will continue. Mr. Alvarez did not have a material direct or indirect interest in such payments.

STOCK OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our Common stock and Class B common stock by (i) each shareholder known by us to beneficially own more than 5% of either class of our voting securities, (ii) each of our directors and director nominees, (iii) each of our named executive officers, and (iv) our directors and executive officers as a group.

The table also contains, in the final column, the combined voting power of the voting securities on all matters presented to the shareholders for their approval, except for the election of directors and for such separate class votes as may be required by Florida law. Holders of our Common stock are entitled to one (1) vote per share on each matter that is submitted to shareholders for approval and holders of our Class B common stock are entitled to ten (10) votes per share on each matter that is submitted to shareholders for approval. All information is as of the record date, April 6, 2023. As of the record date, we had 33,421,233 shares of Common stock and 5,534,059 shares of Class B common stock issued and outstanding.

Name and Address of Beneficial Owner (1)	Common stock Beneficially Owned (2)		Class B common stock Beneficially Owned (2)		Combined Percentage of Voting Power
	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of either class of common stock:
BlackRock, Inc. (3)	4,019,961	12.0%	—	—	4.5%
The Vanguard Group (4)	3,210,219	9.6%	—	—	3.6%
Baillie Gifford & Co. (5)	2,181,060	6.5%	—	—	2.5%
Directors, Director Nominees and Named Executive Officers:

Albert H. Nahmad (6)	1,524	*	4,188,380	75.6%	47.2%
Aaron J. Nahmad (7)	3,022	*	480,847	8.7%	5.4%
Barry S. Logan (8)	115,226	*	113,037	2.0%	1.4%
Ana M. Menendez (9)	70,465	*	44,904	*	*
Cesar L. Alvarez (10)	11,500	*	—	—	*
J. Michael Custer	3,676	*	—	—	*
Denise Dickins (11)	27,485	*	—	—	*
Ana Lopez-Blazquez (10)	1,000	*	—	—	*
John A. Macdonald (12)	4,667	*	—	—	*
Bob L. Moss (13)	39,200	*	—	—	*
Steven (Slava) Rubin (14)	8,860	*	—	—	*
Valerie F. Schimel (15)	1,334	*	241,448	4.4%	2.7%
All directors, director nominees and executive officers as a group (12 persons)(16)	287,959	0.9%	4,894,256	88.4%	55.4%

*	Less than 1%.
(1)

Unless otherwise indicated in the footnotes below, (a) the address of each of the beneficial owners is c/o Watsco, Inc., 2665 South Bayshore Drive, Suite 901, Miami, Florida 33133 and (b) each beneficial owner has sole voting and dispositive power with respect to all shares identified in the table above.

(2)

Percentages are based on 33,421,233 shares of Common stock and 5,534,059 shares of Class B common stock issued and outstanding as of the record date. The percentage for each individual shareholder additionally includes the number of shares of common stock that such beneficial owner may acquire within 60 days of the record date pursuant to the exercise, exchange or conversion of options or other rights. The number and percentage of shares beneficially owned is determined in accordance with the rules and regulations promulgated under the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable rules of the SEC, although each named person and all directors and named executive officers as a group are deemed to be the beneficial owners of securities that may be acquired within 60 days through the exercise of, exchange, or conversion of options or other rights, the number of shares set forth opposite each shareholder’s name does not include shares of Common stock issuable upon conversion of our Class B common stock notwithstanding that the Class B common stock is immediately convertible into Common stock on a one-for-one basis.
(3)

Based on Schedule 13G/A filed on January 24, 2023. BlackRock, Inc., a parent holding company, has sole dispositive power over 4,019,961 of such shares and sole voting power over 3,894,862 of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)

Based on Schedule 13G/A filed on February 9, 2023. The Vanguard Group, an investment advisor, has sole dispositive power over 3,164,172 of such shares, shared dispositive power over 46,047 of such shares, and shared voting power over 13,357 of such shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)

Based on Schedule 13G/A filed on January 20, 2023. Baillie Gifford & Co., a non-U.S. institution, has sole dispositive power over 2,181,060 of such shares and sole voting power over 2,149,266 of such shares. The address of Ballie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh, Scotland EH1 3AN.

(6)

The number of shares of Common stock indicated consists of (i) 1,494 shares owned by a trust over which Mr. Nahmad maintains effective control and (ii) 30 shares owned pursuant to the Watsco, Inc. Amended and Restated Profit Sharing Retirement Plan & Trust, referred to as the 401(k) Plan. The number of shares of Class B common stock indicated consists of (i) 206,976 shares held by Colón Boy L.P., a limited partnership over which Mr. Nahmad maintains effective control, (ii) 498,845 shares owned by various family-related trusts, (iii) 664,214 shares held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (iv) 1,330,000 shares owned by Albert Capital LP, a limited partnership over which Mr. Nahmad maintains effective control, (v) 31,236 shares owned by custodial accounts over which Mr. Nahmad is the custodian, (vi) 440,000 shares issued under Restricted Stock Agreements held by Albert Henry Capital L.P., a limited partnership over which Mr. Nahmad maintains effective control, (vii) 902,006 shares issued under Restricted Stock Agreements held by My Pal Al, L.P., a limited partnership over which Mr. Nahmad maintains effective control, and (viii) 115,103 additional shares issued under Restricted Stock Agreements.

(7)

The number of shares of Common stock indicated consists of (i) 1,408 shares directly owned, (ii) 1,150 shares owned by Mr. Nahmad’s spouse, and (iii) 464 shares owned pursuant to the 401(k) Plan. Mr. Nahmad disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein. The number of shares of Class B common stock indicated consists of (i) 64,237 shares directly owned, (ii) 242,250 shares issued under Restricted Stock Agreements, and (iii) 174,360 shares owned by the Albert H. and Jane D. Nahmad Foundation, Inc. (the “Family Foundation”), a charitable organization, over which Mr. Nahmad shares voting power as a member of its board with other family members, including Valerie F. Schimel.

(8)

The number of shares of Common stock indicated consists of (i) 3,500 shares directly owned, (ii) 2,526 shares owned pursuant to the 401(k) Plan, (iii) 450 shares owned in an Individual Retirement Account, and (iv) 108,750 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of shares issued under Restricted Stock Agreements.

(9)

The number of shares of Common stock indicated consists of (i) 28,954 shares directly owned, (ii) 1,511 shares owned pursuant to the 401(k) Plan, and (iii) 40,000 shares issued pursuant to Restricted Stock Agreements. The number of shares of Class B common stock indicated consists of (i) 40,037 shares issued under Restricted Stock Agreements and (ii) 4,867 shares directly owned.

(10)

The number of shares of Common stock indicated consists of shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2014 Incentive Compensation Plan (the “2014 Plan”).

(11)

The number of shares of Common stock indicated consists of (i) 13,985 shares directly owned and (ii) 13,500 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan.

(12)

The number of shares of Common stock indicated consists of (i) 2,000 shares directly owned, (ii) 1,000 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan, and (iii) 1,667 shares issuable upon exercise of presently exercisable options granted pursuant to the Watsco, Inc. 2021 Incentive Compensation Plan (the “2021 Plan”).

(13)

The number of shares of Common stock indicated consists of (i) 36,500 shares owned by a trust controlled by Mr. Moss’ spouse, (ii) 1,700 shares owned in an Individual Retirement Account, and (iii) 1,000 shares owned by Mr. Moss’ spouse. Mr. Moss disclaims beneficial ownership of the shares held by his spouse, except to the extent of his pecuniary interest therein.

(14)

The number of shares of Common stock indicated consists of (i) 2,693 shares directly owned, (ii) 4,500 shares issuable upon exercise of presently exercisable options granted pursuant to the 2014 Plan, and (iii) 1,667 shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan.

(15)

The number of shares of Common stock indicated consists of shares issuable upon exercise of presently exercisable options granted pursuant to the 2021 Plan. The number of shares of Class B common stock indicated consists of (1) 67,088 shares directly owned and (ii) 174,360 shares owned by the Family Foundation, a charitable organization, over which Ms. Schimel shares voting power as a member of its board with other family members, including Aaron J. Nahmad.

(16)	The amounts above for Aaron J. Nahmad and Valerie F. Schimel both include shares owned by the Family Foundation. This total only includes those shares once.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership of, and transactions in, our equity securities. To our knowledge, based solely on a review of copies of such reports that we received, our records and written representations received from our directors, executive officers and certain of those persons who own greater than 10% of any class of our equity securities, for the year ended December 31, 2022, all applicable Section 16(a) filing requirements were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2022, with respect to compensation plans (including individual compensation arrangements) under which any of our equity securities are authorized for issuance.

	Equity Compensation Plan Information(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	559,625	(2)	$225.01	2,946,445	(3)
Equity compensation plans not approved by security holders	—		—	—

Total	559,625		$225.01	2,946,445

(1)	See Note 10 to the consolidated financial statements included in our 2022 Annual Report for additional information regarding share-based compensation and benefit plans.
(2)	Composed solely of Common stock.
(3)

Composed of 2,502,966 shares reserved for issuance under the Watsco, Inc. 2021 Incentive Compensation Plan (the “2021 Plan”) and 443,479 shares reserved for issuance under the Fourth Amended and Restated 1996 Qualified Employee Stock Purchase Plan (referred to as the ESPP).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our executive compensation program is grounded in the principle that compensation should be highly dependent on long-term shareholder returns. This key tenet of our compensation philosophy has driven the unique design of our program for many years and has enabled our leadership team to remain solidly focused on long-term performance. Watsco’s entry into the HVAC/R distribution industry began in 1989. Since that time, we have generated cumulative total shareholder return of 21,739% (18% compounded annual growth rate).

Our approach to long-term incentives is unique. Unlike most companies, which grant their officers and employees restricted shares that vest over a period of a few years, our restricted share awards cliff-vest toward the end of an employee’s career (age 62 or older). For employees extending their careers beyond age 62, vesting may occur even later. If, for any reason other than death or disability, a holder of restricted shares leaves the Company, 100% of his or her restricted shares are forfeited. This means our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their entire careers with the Company. Restricted share awards are subject to significant market, performance, and forfeiture risks. During the vesting period, shares of restricted stock include the right to vote and the right to receive dividends.

The Company began granting restricted shares in 1997. As of the record date, 137 of the Company’s key leaders, including the NEOs, hold restricted share awards that cliff-vest between 2023 and 2054.

We believe granting restricted shares that vest at retirement age balances strategic risk-taking and long-term value creation, creates an ownership culture, and aligns the interests of high-performing leaders with the interests of our shareholders. Additionally, we believe these awards help build a sustainable future by ensuring that our executives make the right long-term business decisions that will survive well past their retirement.

On a weighted-average basis, our NEO’s respective restricted share awards have been outstanding for approximately 12 years. Unvested restricted stock awards for our Chairman & CEO vest in 2024 (at age 84), 2028 (at age 88) and in 2029 (at age 89). Unvested restricted stock awards for our President do not begin to vest until 2043 (at age 62). This long-term vesting demonstrates the program’s distinct nature and the long-term perspective that is at the core of the Company’s unique compensation philosophy.

This compensation discussion and analysis (referred to as CD&A) explains the executive compensation program for our NEOs. It also describes the Compensation Committee’s process for making compensation decisions in 2022.

Name	Title	Years at Watsco
Albert H. Nahmad	Chairman & Chief Executive Officer (CEO)	50
Aaron J. (A.J.) Nahmad	President	17
Barry S. Logan	Executive Vice President & Secretary (EVP)	31
Ana M. Menendez	Chief Financial Officer & Treasurer (CFO)	24

2022 Business Performance. Watsco produced another year of record performance. As compared to 2021:

•	Earnings per share increased 43% to a record $15.41 (32% on an adjusted basis, excluding a tax benefit of $1.21 per share from restricted stock vesting). Refer to the Appendix.

•	Sales increased 16% to a record $7.3 billion.

•	Operating income increased 32% to a record $832 million.

•	Dividend payments in 2022 increased 13% (our 48th consecutive year of paying dividends).

•	Operating cash flow increased 64% to a record $572 million.

Philosophy, Culture & Performance

Executive Compensation Philosophy. We measure success by our ability to create shareholder returns over significantly long periods of time. The vision and leadership of our entrepreneurial business leaders are at the core of our performance, and it is their continued commitment to drive sustainable growth that we believe will contribute to our ongoing success. To this end, we must attract, motivate, and retain high-caliber talent.

Pay-For-Performance & Ownership Culture. For employees throughout Watsco, including our NEOs, we maintain a performance-based culture that provides for a variety of potential rewards. Our equity-based plans include 401(k) matching contributions to eligible employees, a voluntary employee stock purchase plan, and the granting of stock options and restricted stock awards based on individual merit and performance. The equity-based compensation plans are intended to promote long-term performance and foster an “ownership culture” whereby management and employees think and act as owners of the Company. As described above, our restricted stock program is unique because an employee’s restricted shares vest entirely toward the end of his or her career (age 62 or later), subjecting such awards to significant market, performance, and forfeiture risks.

Concentrated Use of Long-Term Incentives Using Restricted Stock. For our Chairman & CEO, President, and other NEOs, the primary component of long-term incentive compensation is restricted stock that cliff-vests at retirement. Long-term incentive compensation grants of restricted stock are subject to significant market, performance, and forfeiture risks, which means that our key leaders do not know and cannot realize the value of their restricted share awards until they have spent their respective careers with the Company. This compensation strategy has been consistent over the Company’s history and is rooted in the principle that long-term, equity-based compensation is the most effective method to balance the management of long-term opportunities along with long-term risks and to align the interests of executives with those of our shareholders. Due to the unusually long vesting periods and risks of forfeiture, and as supported by independent valuations obtained by the Company, the Compensation Committee believes the present value of such awards is likely significantly less than the “face value” when issued that is reported in the Summary Compensation Table below.

The Company believes this balance of risk and reward over long periods is more effective than more conventional equity-based programs that provide considerably shorter-term vesting and payouts, and effectively aligns the development of a leader’s wealth with shareholder wealth. The program also serves as an important method to retain key leaders for the duration of their careers.

Overall Performance. Total shareholder return (referred to as TSR) measures share price appreciation including the reinvestment of dividends. The Company views TSR as the simplest and most fundamental method of measuring long-term value creation for shareholders and considers it as a metric in determining long-term incentive awards. Based on data provided by FactSet Research Systems Inc. (referred to as FactSet), the Company’s compounded annual growth rate (referred to as CAGR) in comparison to a variety of public-company market indices as of December 31, 2022, was as follows:

*	30-year period data not available.

Our 10-year, 15-year, 20-year, and 25-year TSR, and our 30-year TSR of 18.0%, demonstrates the sustained level of performance of our Company over long periods of time. These results are also important in assessing the Company’s business strategy, quality of leadership, culture and the relative effectiveness of our compensation practices.

Based on further analysis of data from FactSet, the Company’s performance ranks as follows:

Number of U.S. public companies with a market capitalization of greater than $2 billion at December 31, 2022	1,587
Number of these companies that exceed 10% 30-year CAGR for TSR	431
Number of these companies that exceed 15% 30-year CAGR for TSR	124
Watsco’s rank for TSR out of the 1,587 companies studied	#33

Governance, Compensation Actions & Summary of Details

Compensation Governance Practices. We believe that our executive compensation program promotes sound governance standards and includes many shareholder-friendly features, such as:

•	91% of NEO compensation for 2022 was performance-based (primarily consisting of restricted stock with cliff-vesting periods of seven years for our Chairman & CEO and 21 years for our President).

•	Clawback policy.

•	Prohibition on short sales, hedging, and pledging of the Company’s common stock.

•	No significant perquisites.

•	No severance agreements.

•	No employment agreements, other than with the Chairman & CEO.

•	Minimum stock ownership requirement for Directors and Officers.

•	Cap on the value of equity compensation that may be earned by the Chairman & CEO and President.

•	No defined benefit program or supplemental executive retirement plans.

•	No backdating or repricing of equity-based share awards.

•	Routine consultation with independent compensation advisors.

•	Annual independence assessment of advisors to the Compensation Committee.

•	Annual risk assessment by the Compensation Committee related to the Company’s compensation policies.

Determination of Executive Compensation. The Board delegates responsibility for determining the compensation structure of our Chairman & CEO and our President to the Compensation Committee. For our other NEOs, our Chairman & CEO determines their compensation after review and consultation with the Compensation Committee. The Compensation Committee currently consists of three independent directors appointed by the Board. In providing input regarding the other NEOs’ compensation, the Compensation Committee considers each NEO’s responsibilities, the overall financial performance of the Company, the performance of the department or function that such NEO leads, and their collective success in meeting the Company’s strategic priorities. The Compensation Committee has the opportunity to meet with the NEOs at various times during the year, which allows the Compensation Committee to form its own independent evaluation of each individual’s performance.

The Compensation Committee has engaged Pearl Meyer, an independent compensation consulting firm, to periodically provide advice, relevant market data, various peer group comparisons, and best practices with respect to the compensation of our Chairman & CEO and President. The Compensation Committee assessed the independence of Pearl Meyer based on the specific criteria under applicable SEC and NYSE rules and determined that no conflict of interest is raised by Pearl Meyer’s work for the Compensation Committee.

Elements of Executive Compensation. NEO compensation may consist of base salary, an annual cash incentive or bonus (applicable to our NEOs other than our Chairman & CEO), stock option awards, and restricted share awards, the composition of which is determined annually. As described above, our philosophy focuses on long-term performance which typically results in base salaries that may be considered by some to be below market, and long-term restricted stock-based incentives that may be considered by some to be above market. Different from most companies our long-term incentive awards are highly dependent on current and long-term shareholder returns. As required, restricted stock grants in 2022 are reported at their respective fair values in the Summary Compensation Table in accordance with applicable accounting principles, not at their market value on their vesting date.

During the vesting period for restricted stock awards, recipients are entitled to receive cash dividends and recipients are entitled to vote their restricted shares on all matters on which our shareholders are entitled to vote.

Base Salary. Base salary is designed to adequately compensate and reward the NEOs for their day-to-day performance. The Compensation Committee determines base salary for our Chairman & CEO and for our President. Our Chairman & CEO determines base salaries for our other NEOs after review and consultation with the Compensation Committee. When setting and adjusting each NEO’s salary level, the executive’s roles and responsibilities, experience, potential, and performance are considered. Other factors are considered such as the annual merit increase, if any, paid to all other Company employees, general business conditions, and succession planning. These factors are not weighted. Adjustments to base salary are discretionary and based on an overall collective assessment of all these factors. Salaries paid to the NEOs in 2022 are shown in the Summary Compensation Table.

Peer Comparisons. Given our unique compensation structure that focuses primarily on equity awards with long-term vesting periods under our restricted stock program, the Compensation Committee has determined that neither base salary nor any other element of executive compensation is directly comparable to peer group or compensation survey data. Instead, reasonable judgment is used to set a base salary that, when combined with all other compensation elements, results in a competitive pay package intended to align with the executive compensation philosophy of the Company of long-term TSR, while retaining high-performing executives. This unique philosophy is regularly discussed and evaluated through extensive institutional shareholder engagement. The Compensation Committee believes the program’s philosophy and effectiveness have been validated over the years.

Annual Cash Bonus. Our EVP and CFO may receive a discretionary annual cash bonus as determined by our Chairman & CEO and President after review and consultation with the Compensation Committee. Some of the factors considered include, but are not limited to, the overall financial performance of the Company, the performance of the department or function that person leads, and an assessment of his or her achievement of strategic priorities. For 2022, no cash bonuses were approved for our EVP or CFO.

Short-Term Incentive. In 2022, our President was eligible to receive a short-term incentive of up to $450,000, payable in Class B common stock, based on the achievement of specified year-over-year performance criteria established by the Compensation Committee, which included: (a) targeted improvement of inventory turns; (b) increase in e-commerce orders of 15%; (c) sales growth of 15% for parts and supplies; (d) gross margin expansion of 1%; and (e) net carbon reduction target of 15%. In early 2023, the Compensation Committee awarded our President $200,000 (632 shares of Class B common stock and $85.76 in cash in lieu of a fractional share) under this arrangement based on 2022 performance.

Long-Term Share-Based Incentive Compensation. Our long-term share-based incentive compensation plan is administered through the 2021 Plan. As of December 31, 2022, the 2021 Plan had approximately 385 participants, including the NEOs. Awards may consist of: (i) non-qualified stock options that vest in installments over three and four years from the date of grant, and (ii) awards of restricted stock with long duration vesting periods (age 62 or later). For the NEOs, as described above, our philosophy is heavily weighted toward awards of restricted stock, which create an owner-oriented culture; therefore, the discretionary allocation between non-qualified stock options and restricted stock generally favors the latter. For 2022, no stock options were awarded to the NEOs.

Restricted stock awards are subject to forfeiture until certain specified events occur (upon reaching age 62 or later, death, long-term disability, or a change in control of the Company). Shares of restricted stock awarded include the right to vote and the right to receive dividends. Awards of restricted stock may be in either shares of Common stock or Class B common stock, none of which may be sold or disposed of prior to vesting, and which may be forfeited in the event of termination of employment prior to the end of the restriction period. Generally, restricted shares of Class B common stock have been awarded as the Board considers long-term continuity, stability, and consistency of culture as important long-term contributors to the Company’s future success. The Company also believes other stakeholders, including its largest vendor partners, are comforted by and have made long-term commitments to the Company as a result of this long-term continuity, stability, and consistency.

The grant date fair value of the awards shown in the Summary Compensation Table is calculated in accordance with FASB ASC Topic 718. That amount is amortized ratably over the period from the date of grant through the date of cliff-vesting. Due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less than the grant date fair value.

A summary of restricted stock awards currently held by our NEOs, including the range of years during which such shares were granted, the range of cliff-vesting dates, and the weighted-average years remaining until the cliff-vesting date is reached as of the record date, April 6, 2023 was as follows:

Name	Common Shares	Class B Common Shares	Range of Years for Grants of Restricted Stock Awards(1)	Range of Dates for Cliff-Vesting of Restricted Stock Awards(2)	Weighted average Years Remaining Until Cliff-Vest Date
Albert H. Nahmad	—	1,457,109	1998 through 2022	October 2026, 2028 and 2029	4.8 years
Aaron J. Nahmad	—	242,250	2011 through 2022	October 2043 and 2045	20.7 years
Barry S. Logan	108,750	113,037	1997 through 2021	December 2024, 2026 and 2029	2.1 years
Ana M. Menendez	40,000	40,037	1999 through 2017	December 2026 and 2028	4.5 years

(1)	The Company has granted restricted awards to our NEOs over the years summarized above in a manner described in the CD&A.
(2)	Vesting for restricted shares is generally toward the end of the NEOs careers (age 62 or older).

Use of Objective, Simple Performance Measures to Determine Share-Based Compensation. The Compensation Committee considers two performance measures to determine whether, and how much, share-based compensation is awarded to the Chairman & CEO and President: (i) growth in earnings per share (“EPS”) and (ii) growth in stock price. If either measure increases, then restricted stock is awarded. If neither measure increases, then there is no restricted stock award in that year. For example, no restricted stock awards were granted to our Chairman & CEO in 2007 or 2008 due to EPS and stock price performance during those years.

The use of these criteria is centered on the philosophy that total long-term shareholder return is the primary method of measuring the success of the Company. We also believe EPS and stock price are objective, simple and require no interpretation. The Compensation Committee recognizes that external factors can influence our stock price in the short term, but we believe that there is equal probability that such external factors can be positive or negative. A greater consideration is that the ultimate value of an award under our cliff-vesting program is not known on the date of the award – but rather the date they vest, which can be years or even decades after an award. Short-term external factors become irrelevant over such a long period of vesting, and long-term performance dictates the value of the restricted stock awards.

EPS is defined as diluted EPS calculated in accordance with U.S. generally accepted accounting principles, referred to as GAAP. Generally, we do not consider any “non-GAAP” adjustments to EPS that have the effect of increasing EPS. Common stock price is the closing date price of Watsco’s shares as reported by the NYSE. However, in 2022, the Company received an unusual tax benefit associated with the vesting of 975,622 shares of restricted stock. This benefit, which, in accordance with GAAP, had the effect of increasing EPS for 2022, was not considered in determining the change in diluted EPS for purposes of assessing the performance of the Chairman & CEO or President for 2022.

Compensation & Long-Term Incentive for Our Chairman & CEO. The Chairman & CEO’s compensation is composed of base salary and a restricted share award contingent upon the attainment of specified performance criteria. He is not eligible to receive any cash incentive. For 2022, Mr. Nahmad’s base salary was $600,000.

In terms of his long-term incentive award, the Compensation Committee determines annual performance factors within the first 90 days of each calendar year and formalizes such factors as an amendment to the Chairman & CEO’s employment agreement (such agreement and amendments are referred to together as the Employment Agreement). The 2022 amendment to the Employment Agreement was originally filed with the

SEC as Exhibit 10.1(w) to our Annual Report on Form 10-K for the year ended December 31, 2021 and is incorporated herein by reference. We refer to this amendment as the 2022 Amendment.

The 2022 Amendment provided that a 2022 performance award, if any: (a) shall be made through a grant of restricted Class B common shares with a cliff-vest date of October 15, 2029 (at age 89), subject to forfeiture prior to this date as set forth in the restricted stock agreement; (b) is subject to his employment for the entire year unless the Compensation Committee specifically determines otherwise; (c) is subject to a maximum of $10 million; and (d) shall use the following performance factors to determine the amount of the award:

EPS growth

(i) No incentive is earned if 2022 EPS did not exceed $10.78(1), or

(ii) $43,500 in value is awarded for each one cent of EPS growth in 2022 (if less than $11.32(2)), or

(iii) $65,000 in value is awarded for each one cent of EPS growth in 2022 (if equal to or greater than $11.32(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $312.88(3) on December 31, 2022, or

(ii) $1,200 in value awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if less than $375.45(4)), or

(iii) $1,800 in value is awarded for each one cent of increase in the price of Watsco’s Common stock over the prior year (if equal to or greater than $375.45(4))

(1)	Represents 2021 EPS.
(2)	Represents a 5% increase over 2021’s EPS.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2021.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2021.

Watsco’s 2022 EPS was $15.41 per share ($14.20 per share on an adjusted basis, excluding a tax benefit of $1.21 per share from restricted stock vesting) and the price of its Common stock was $249.40 as of December 31, 2022. The calculated gross value of the 2022 award was approximately $30.1 million based on EPS of $15.41 ($22.2 million based on adjusted EPS of $14.20), which exceeded the maximum of $10.0 million. Therefore, the value of the 2022 award earned by our Chairman & CEO was limited to $10.0 million (39,602 restricted Class B common shares) as reflected in the Summary Compensation Table. Mr. Nahmad also received $98.98 in cash in lieu of a fractional share.

Compensation & Long-Term Incentive for Our President. Our President’s 2022 compensation program included a base salary of $600,000. Our President was also eligible to receive a short-term incentive of up to $450,000 in the form of Class B common stock, based upon the attainment of specified performance criteria (as described above) and a long-term incentive award in the form of Class B common stock, which cliff-vest on October 17, 2043. The long-term incentive award is limited to a maximum of $10 million. Our President was awarded $200,000 (632 shares of Class B common stock and $85.76 in cash in lieu of a fractional share) as a short-term incentive based on 2022 performance.

The 2022 long-term incentive award considered two components:

(a) To recognize 2022 performance, 75% of the award was to be issued in 2023 (the “Current-Year Performance Award”), and

(b) To encourage and reward the development of shareholder value over a longer period, 25% of the award was to be issued as restricted stock units (RSUs) that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance over the three-year period ending December 31, 2024 (the “Three-Year Performance Award”). Generally, RSUs convert one-for-one if the average annual stock price increase is 10% or greater for the three-years and two-for-one if the average annual stock price increase is 20% or greater.

For 2022, our President’s equity-based incentive used the following performance criteria factors:

EPS growth

(i) No incentive is earned if 2022 EPS did not exceed $10.78(1), or

(ii) $43,500 in value is awarded for each one cent of EPS growth in 2022 (if less than $11.32(2)), or

(iii) $65,000 in value is awarded for each one cent of EPS growth in 2022 (if equal to or greater than $11.32(2)), plus

Common stock price growth

(i) No incentive is earned if the price of Watsco’s Common stock did not exceed $312.88(3) on December 31, 2022, or

(ii) $1,200 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if less than $375.45(4)), or

(iii) $1,800 in value is awarded for each one cent of increase in the price of Watsco’s Common stock from the prior year (if equal to or greater than $375.45(4))

(1)	Represents 2021 EPS.
(2)	Represents a 5% increase over 2021’s EPS.
(3)	Represents the closing price of Watsco’s Common stock at December 31, 2021.
(4)	Represents a 20% increase in the closing price of Watsco’s Common stock versus December 31, 2021.

Watsco’s 2022 EPS was $15.41 per share ($14.20 per share on an adjusted basis, excluding a tax benefit of $1.21 per share from restricted stock vesting) and the price of its Common stock was $249.40 as of December 31, 2022. The calculated gross value of the 2022 award was approximately $30.1 million based on EPS of $15.41 ($22.2 million based on adjusted EPS of $14.20), which exceeded the maximum of $10.0 million. therefore, the value of the 2022 award was limited to $10.0 million and comprised (a) a Current-Year Performance Award of $7.5 million paid by issuing 29,701 shares of restricted Class B common stock with a cliff-vest date of October 17, 2043, subject to forfeiture as contained in the restricted stock agreement and $200.49 in cash in lieu of a fractional share, and (b) a Three-Year Performance Award of RSUs valued at $2.5 million, which may be converted into shares of Class B restricted stock if the following three-year growth targets are achieved:

Average Annual Three-Year Increase in Watsco’s Share Price (2022 through 2024)	RSU Conversion Factor
0%	0%
10%	100%
20% (maximum)	200%

Our President’s Three-Year Performance Award for 2021 (the “2021 RSUs” ) was valued at $2.5 million. The conversion of the 2021 RSUs into shares of Class B restricted stock if similar growth targets for the three-year period ending December 31, 2023 are achieved.

Our President’s Three-Year Performance Award for 2020 (the “2020 RSUs”) was valued at $2.5 million. The Compensation Committee determined an RSU conversion factor of 100% based on the average stock-price performance growth of 15% over the three-year period ended December 31, 2022. Accordingly, the 2020 RSUs were converted into 9,229 shares of restricted Class B common stock with a gross value of approximately $2.5 million that cliff-vest of October 17, 2043. $48.48 was also paid in cash in lieu of a fractional share.

As it relates to RSU awards to our President in general, the Compensation Committee has discretion to determine the final RSU conversion factor based on the achieved growth rates. Restricted shares of Class B common stock issued upon conversion of the RSUs, if any, shall cliff-vest on October 17, 2043, and are subject to the terms, conditions and risks of forfeiture contained in the related restricted stock agreements.

Valuation of Restricted Shares. Although restricted shares granted in 2022 are presented in the Summary Compensation Table at grant date fair value, calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated market and forfeiture risks, the present value of such awards is likely significantly less.

Long-Term Incentives for our Other NEOs. For our other NEOs, the Chairman & CEO considers and recommends discretionary stock option awards and restricted share awards, which are subject to the review and approval of the Compensation Committee. The decision to grant stock options and/or restricted stock awards to our other NEOs is based on the subjective weighting of the following criteria, together with the overall performance of the Company:

•	The individual’s personal contribution toward Company performance and overall achievements.

•	The current level of equity held by such NEO in comparison to other NEOs.

•	The NEO’s role and tenure with the Company.

•	The NEO’s prospective retirement age (which is generally when vesting occurs).

•	The compensation cost of the awards to the Company.

No stock options or restricted shares were awarded to our EVP or CFO in 2022.

Benefits Programs. Our NEOs are eligible to participate in our health and welfare plans (medical, dental, vision, life and other insurance), a 401(k) plan, employee stock purchase plan and other programs that are generally available to all employees. NEOs are eligible for a comprehensive annual executive physical.

Personal Aircraft Usage. Pursuant to his employment agreement, our Chairman & CEO has limited access to our corporate aircraft for personal use (up to 90 hours during 2022). We review the aircraft flight logs and categorize the flights as business-related or non-business-related to determine personal use of the aircraft. The value of personal use of the Company aircraft is determined following the Internal Revenue Service guidelines and is included in annual compensation, which may be different than the Company’s incremental variable operating cost of such use.

Employment Agreements. There are no employment agreements with our NEOs, except for our Chairman & CEO.

Severance Plan. We do not have severance agreements with any of our NEOs, except for the established termination provisions set forth in our Chairman & CEO’s Employment Agreement.

Clawback Policy. The Company maintains a clawback policy whereby the Company can require that NEOs reimburse the Company for all or any portion of any incentive or equity-based compensation for the preceding three years in the event of a material restatement of the Company’s financial statements or if the NEOs engaged in fraud or criminal misconduct related to the Company or its business.

Stock Option Backdating & Repricing. We do not backdate or reprice, and have never backdated or repriced, stock option awards.

Hedging and Pledging of Shares Prohibited. Directors and NEOs are prohibited from entering into hedging transactions related to Watsco shares or pledging shares as collateral for any loans.

Certain Tax Considerations. For 2022, Internal Revenue Code (“IRC”) section 162(m) limited our deduction to $1.0 million for annual compensation paid to covered employees, as defined in IRC section 162(m). The Committee believes that the Company’s interests are best served by maintaining flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible under the IRC.

Risk Considerations in our Compensation Programs. We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Consideration of Shareholder Advisory Vote on Executive Compensation

Shareholders are asked annually to cast a non-binding advisory vote to approve the executive compensation of our NEOs. In 2022, we presented our shareholders with an advisory proposal to approve the compensation of our NEOs. A majority of votes cast by our Common shareholders and Class B shareholders voted in favor of the proposal (85% of Common shareholders and 94% of the combined votes cast). The Committee considers the results of the advisory votes on executive compensation together with the Company’s compensation philosophy, as described in this CD&A, when considering executive compensation arrangements, including any changes to the executive compensation program. The next advisory vote to approve the executive compensation of our NEOs will be held on June 5, 2023 at our upcoming annual meeting. Please see Proposal No. 2 contained in this Proxy Statement. Assuming Proposal No. 2 contained in this Proxy Statement is approved for one year, as recommended, we expect to continue to hold future advisory votes on executive compensation on an annual basis.

Compensation Committee Interlocks and Insider Participation.

During 2022, no member of the Compensation Committee was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this Proxy Statement pursuant to SEC rules and regulations. None of our NEOs served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this Proxy Statement pursuant to SEC rules and regulations.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Compensation Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

The following independent directors, who comprise the Compensation Committee, provide this report:

COMPENSATION COMMITTEE

Denise Dickins, Chair
John A. Macdonald
Steven (Slava) Rubin

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the compensation earned by the NEOs for services rendered for the years ended December 31, 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Restricted Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Albert H. Nahmad Chief Executive Officer	2022	$600,000	—	$9,999,901	$99	$493,941	$11,093,941
	2021	$300,000	—	$9,999,877	$123	$372,518	$10,672,518
	2020	$374,590	—	$9,999,942	$58	$314,002	$10,688,592

Aaron J. Nahmad President	2022	$600,000	$200,000	$9,999,752	$248	$7,625	$10,807,625
	2021	$600,000	$300,000	$9,768,244	$306	$7,250	$10,675,800
	2020	$500,000	$300,000	$8,162,576	$424	$5,700	$8,968,700

Barry S. Logan Executive Vice President	2022	$435,000	—	—	—	$7,625	$442,625
	2021	$435,000	—	$1,460,050	—	$33,527	$1,928,577
	2020	$390,486	$100,000	—	—	$400	$490,886

Ana M. Menendez Chief Financial Officer	2022	$350,000	—	—	—	$7,625	$357,625
	2021	$350,000	—	—	—	$7,250	$357,250
	2020	$332,070	$100,000	—	—	$5,700	$437,770

(1)

For 2022, amount represents short-term incentive award for our President composed of 632 shares of Class B common stock with a fair market value of $199,914 (computed in accordance with FASB ASC Topic 718) and $86 in cash in lieu of a fractional share. For further information, see the discussion in CD&A above. For 2021 and 2020, amounts for our President, EVP and CFO represent short-term incentives or bonuses paid in cash.

(2)

The amounts in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Compensation expense related to restricted stock awards is recognized over the relevant vesting period for each NEO. The annual expense for the 2022 restricted stock awards to be included in the Company’s annual financial results is approximately $1,288,000 for Albert H. Nahmad’s restricted stock award (vesting date is October 15, 2029) and approximately $459,000 for Aaron J. Nahmad’s restricted stock awards (vesting date is October 17, 2043). Although such awards are presented in the Summary Compensation Table at grant date fair value computed in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Independent valuations obtained by the Company suggest that the present values of such awards may be as much as 50% less than the respective values presented in the table above. Shares of restricted stock awarded include the right to vote and the right to receive dividends. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 10 to our consolidated financial statements, which are contained in our Annual Report to Shareholders, filed with the SEC as Exhibit 13 to our 2022 Annual Report on Form 10-K.

(3)	Represents the cash value of fractional shares earned in connection with an annual incentive award.
(4)

For Albert H. Nahmad, “all other compensation” in 2022 included (i) $7,625 related to the 401(k) Plan matching contribution, (ii) $13,255 related to additional health insurance benefits paid by the Company for Mr. Nahmad and his spouse, such as deductibles and co-insurance, among others, and (iii) $473,061 of incremental variable operating costs incurred related to Mr. Nahmad’s use of our aircraft for personal travel pursuant to his Employment Agreement. For Aaron J. Nahmad, Mr. Logan, and Ms. Menendez, “all other compensation” in 2022 comprises 401(k) Plan matching contributions.

2022 Grants of Plan-Based Restricted Stock Awards

This table discloses the number of restricted stock awards granted to our NEOs during 2022 and the grant date fair value of these awards. No stock options were granted to our NEOs during 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards									Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)			Target ($)			Maximum ($)			Threshold (#)	Target (#)	Maximum (#)
Albert H. Nahmad	12/31/22		—			—			—		—	—	—	39,602	(2)		$9,999,901
Aaron J. Nahmad	12/31/22 12/31/22 12/31/22	$	— 0 —	(3)	$	— 2,500,000 —	(3)	$	— 5,000,000 —	(3)	— — —	— — —	— — —	29,701 — 9,229	(2) (4)	$ $	7,499,800 — 2,499,952

(1)

The grant date fair value of the restricted stock awards represents the total amount of share-based compensation expense that will be recognized over the vesting period, which extends to October 15, 2029, for Albert H. Nahmad and October 17, 2043, for Aaron J. Nahmad. The annual expense to be included in the Company’s financial results in prospective years is approximately $1,288,000 for Albert H. Nahmad’s restricted stock award and approximately $459,000 for Aaron J. Nahmad’s restricted stock awards. Although such awards are presented in the above table at grant date fair value calculated in accordance with FASB ASC Topic 718, due to the unusually long vesting periods and associated risks of forfeiture, the present value of such awards is likely significantly less. Shares of restricted stock awarded provide the recipient with the right to vote and the right to receive dividends on such shares.

(2)	Represents the 2022 long-term incentive award for our Chairman & CEO and the Current-Year Award for our President. For further information, see the discussion in the CD&A above.
(3)

Represents the amount of our President’s 2022 Current-Year Performance Award that may be issued dependent upon the Company’s stock price performance measured for the three-year period ending December 31, 2024.

(4)	Represents our President’s 2020 Three-Year Performance Award. For further information, see the discussion in the CD&A above.

Outstanding Equity Awards at December 31, 2022

The following table summarizes stock awards outstanding at December 31, 2022 for the NEOs. All such awards represent restricted stock. There were no stock option awards outstanding for the NEOs at December 31, 2022.

Name	Restricted Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Albert H. Nahmad	1,417,507	$357,934,693	—
Aaron J. Nahmad	203,320	$51,340,333	$10,000,000
Barry S. Logan	221,787	$55,665,223	—
Ana M. Menendez	80,037	$20,085,743	—

(1)

The market value is based on the respective closing market prices of our Common stock and Class B common stock on December 31, 2022, as reported by the NYSE. Shares vest upon dates specified in the restricted stock agreements or upon earlier death, disability or upon a change in control of the Company.

(2)

Represents the value of RSUs related to our President’s 2021 and 2022 Three-Year Performance Awards that are potentially convertible into shares of Class B restricted stock contingent upon the Company’s stock price performance for the three-year periods ending December 31, 2023 and 2024, respectively. As of December 31, 2022, the achievement level with respect to these measures was estimated at the maximum. Accordingly, the value of the RSUs that are expected to convert into shares of Class B restricted stock reported in the table reflects the amount based on maximum performance. The actual number of RSUs that will convert to Class B restricted stock for the 2021 and 2022 Three-Year Performance Awards are not yet determinable.

(3)

For Albert H. Nahmad, excludes 39,602 shares earned for the year ended December 31, 2022, that were issued in 2023. For Aaron J. Nahmad, excludes 38,930 shares earned for the year ended December 31, 2022, that were issued in 2023. Each such award was granted under their respective 2022 long-term incentive programs, as described above.

Potential Payments upon Termination or Change of Control

Agreements for awards of restricted stock have provisions that provide for accelerated vesting due to a change in control of the Company, or upon the death or disability of the executive. If vesting is accelerated under these agreements, any unrecognized share-based compensation expense would be immediately recognized. There are no other agreements or arrangements with our NEOs that provide for compensation or other benefits upon a change in control of the Company.

The table below illustrates the value of the accelerated vesting of the equity awards for each NEO had Watsco experienced a change in control on December 31, 2022, along with the amount of unrecognized share-based compensation that would be recognized in our consolidated statement of income. The amounts presented in the table below are estimates and do not necessarily reflect the actual value of the benefits that would be received by the NEOs, which would only be known at the time that a change of control occurs.

Name	Stock Options	Restricted Stock(1)	Unrecognized Share-Based Compensation(2)
Albert H. Nahmad	—	$367,934,594	$53,670,143
Aaron J. Nahmad	—	$61,170,548	$39,471,771
Barry S. Logan	—	$50,677,223	$2,219,827
Ana M. Menendez	—	$13,850,743	$1,098,414

(1)

This value is based on the respective closing prices on the NYSE for shares of our Common stock and Class B common stock on December 31, 2022, multiplied by the number of restricted shares of Common stock or Class B common stock, as applicable that would have been subject to accelerated vesting. The amount realized would be taxable compensation to the NEO and, subject to the provisions of Section 162(m), may result in tax benefits for the Company.

(2)	Represents the amount of share-based compensation expense that would be immediately recognized in the event of accelerated vesting.

PAY RATIO

As a result of the rules the SEC adopted as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the total annual compensation of our CEO to the median total annual compensation of our employees for the year ended December 31, 2022. The methodology used to identify the median employee and the compensation measure used for this analysis are described below.

Identification of Median Employee

As permitted by the SEC rules, the median employee utilized for this pay ratio disclosure for 2022 is the same employee identified and used for the 2021 CEO pay ratio, as there were no significant changes to our employee population, pay plans, or circumstances that would reasonably result in a significant change to the CEO pay ratio.

In 2021, we selected December 31, 2021, as the date for identifying our median employee. To identify the median employee, we included all active employees (excluding the CEO) as of December 31, 2021, which consisted of 6,921 individuals, with 6,339 employees located in the U.S. and 582 located outside of the U.S. We then excluded our 178 non-U.S. employees from Mexico as permitted by the SEC’s de minimis exemption, which allows for exclusion of employees in countries outside of the U.S. where a small number of our employees are located, to identify the median employee.

Compensation Measure

The compensation measure used for employees (excluding the CEO) was total annual cash compensation for 2021, which comprised base salary, bonus, commissions, and other cash payments including overtime pay and auto allowance, if applicable, all of which was gathered from company payroll data. We annualized compensation for active employees who worked only a partial year during 2021. Compensation for employees in Canada was converted into U.S. dollars using the weighted average exchange rate for the year ended December 31, 2021. The compensation measure used for our CEO was total annual compensation as required by the SEC for reporting in the Summary Compensation Table.

The 2022 total annual compensation of our CEO was $11,093,941 and the median employee, excluding our CEO, was $65,592, resulting in a ratio of 169:1. This pay ratio is calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their respective compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Our philosophy is to pay our employees competitively with comparable positions in the applicable labor market. We follow this approach in all the countries in which we operate whether it be a senior management level position or hourly job at one of our 673 locations. By doing so, we believe we maintain a high quality, more stable workforce.

Supplemental Pay Ratio Disclosure

The required compensation measure used for our CEO and included in the pay ratio above does not represent his annual cash compensation. As described in the section titled “Compensation & Long-Term Incentive for Our Chairman & CEO” beginning on page 33 of this Proxy Statement, total compensation includes the grant date fair value of $9,999,901 for a restricted stock award that does not vest until 2029. Excluding this restricted stock award, the annual cash compensation of our CEO was $1,094,040, and the pay ratio of our CEO to our median employee was 16:7.

PAY VERSUS PERFORMANCE
As a result of rules the SEC adopted as required by Dodd-Frank, we are providing the following: (1) tabular compensation and performance disclosures for 2022, 2021, and 2020 (Pay versus Performance Table); (2) an unranked list of four
performance measures that we consider to be our most important measures used to align Compensation Actually Paid (“CAP”) to our NEOs for 2022 to Company performance; and (3) additional disclosure relative to the relationship between the CAP set forth in the Pay versus Performance Table and each of the performance measures set forth in the Pay versus Performance Table and between the Company’s and the Peer Group TSR, in each case over 2020-2022.
For further information concerning our executive compensation philosophy and how executive compensation is aligned with the Company’s performance, refer to the CD&A.
Pay versus Performance Table

Year	Summary compensation table total for CEO(1)	CAP to CEO(2)	Average summary compensation table total for non-CEO NEOs(3)	Average CAP to non-CEO NEOs(4)	Value of initial fixed $100 investment based on:		Net income(7)	EPS(8)
					Cumulative TSR(5)	S&P 400 Industrials Index Cumulative TSR(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$11,093,941	$(80,040,484)	$3,869,292	$(3,773,733)	$152.56	$132.42	$703,696,000	$14.20
2021	$10,672,518	$199,630,477	$4,320,542	$16,803,335	$185.42	$149.62	$498,735,000	$10.78
2020	$10,688,592	$143,282,126	$3,299,119	$11,133,498	$130.51	$116.49	$323,172,000	$7.01

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Albert H. Nahmad, our CEO since 1972 and our principal executive officer, for each corresponding year in the total column of the Summary Compensation Table (“SCT”).

(2)
The dollar amounts reported in column (c) represent the amount of CAP to our
C
E
O
, as c
o
mputed in a
c
cordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. The following adjustments were made to our CEO’s total compensation for each year to determine the CAP:

Year	Reported SCT total for CEO	Reported value of equity awards(a)	Year-end fair value of outstanding and unvested equity awards granted in the year(b)	Year-over- year change in fair value of outstanding unvested equity awards (c)	Fair value at vesting date of equity awards granted and vested in the year(d)	Year-over- year change in fair value of equity awards granted in prior years that vested in the same year(e)	Fair value at the end of the prior year of equity awards forfeited in the year(f)	Dividends paid on equity awards in current year prior to vesting(g)	CAP to CEO
2022	$11,093,941	$(9,999,901)	$9,999,901	$(75,214,733)	—	$(34,234,576)	—	$18,314,885	$(80,040,484)
2021	$10,672,518	$(9,999,877)	$9,999,877	$170,971,417	—	—	—	$17,986,542	$199,630,477
2020	$10,688,592	$(9,999,942)	$9,999,942	$116,544,498	—	—	—	$16,049,036	$143,282,126
The equity award adjustments for each applicable year include the addition or subtraction, as applicable, of the following:

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Restricted Stock Awards” column in the SCT for the applicable year for our CEO.
(b)	The year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year.

(c)
The amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year. For 2022, the decrease is due to a decline in Class B common stock price from $306.82 at December 31, 2021, to $271.73 at October 15, 2022, which impacted the fair value of vested restricted stock.

(d)	For awards that are granted and vest in same applicable year, the fair value as of the vesting date.
(e)
For awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value. For 2022, the decrease is due to a decline in Class B common stock price from $306.82 at December 31, 2021 to $252.51 at December 31, 2022, which impacted the fair value of unvested restricted stock.

(f)
For awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year.

(g)
The dollar value of dividends paid on restricted stock in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for our NEOs as a group (excluding Albert H. Nahmad, who has served as our CEO since 1972) in the total column of the SCT in each applicable year. The NEOs (excluding our CEO) used to calculate the average amounts in each applicable year are Aaron J. Nahmad, Mr. Logan, and Ms. Menendez.

(4)
The dollar amoun
t
s reported in column (
e
) represent the average amount of
CAP
to the NE
O
s as a group (excluding our CEO), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding our CEO) during the applicable year. The following adjustments were made to average total compensation for the NEOs as a group (excluding our CEO) for each year to determine the CAP, using the same methodology described above in footnote 2 above:

Year	Average SCT total for non- CEO NEOs	Average reported value of equity awards	Year-end average fair value of outstanding and unvested equity awards granted in the year	Year-over- year average change in fair value of outstanding unvested equity awards	Average fair value at vesting date of equity awards granted and vested in the same year	Year- over-year average change in fair value of equity awards granted in prior years that vested in the year	Average fair value at the end of the prior year of equity awards forfeited in the year	Average dividends paid on equity awards in current year prior to vesting	Average CAP to non-CEO NEOs
2022	$3,869,292	$(3,333,250)	$3,276,738	$(9,026,173)	—	—	—	$1,439,660	$(3,773,733)
2021	$4,320,542	$(3,742,765)	$3,750,159	$11,281,327	—	—	—	$1,194,072	$16,803,335
2020	$3,299,119	$(2,720,859)	$2,720,859	$6,833,888	—	—	—	$1,000,491	$11,133,498

(5)
Cumulative TSR is calculated by (i) dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (ii) the difference between the price of Watsco’s Common stock at the end and the beginning of the measurement period by the price of Watsco’s Common stock at the beginning of the measurement period.

(6)
Given our position as the largest and only publicly traded distributor of HVAC/R equipment, parts and supplies in North America, our unique, sole line of business, the nature of our customers (air conditioning and heating contractors), and the products and markets we serve, we cannot reasonably identify an appropriate peer group; therefore, the peer group used for this purpose is the S&P 400 Industrials Index, a published industry index, because it more closely relates to the industry in which we operate.

(7)	The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year rounded to the nearest hundred thousand.
(8)
For 2022, amount represents adjusted EPS, a
non-GAAP
measure, which is EPS excluding the impact of a $1.21 per share tax benefit resulting from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022. See the Appendix on page
A-1
for information regarding
non-GAAP
measures.

Financial Performance Measures
As described in greater detail in CD&A, our executive compensation program is highly dependent on long-term shareholder returns. The measures that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our Company for our shareholders. The financial performance measures listed below represent an unranked list of the most important performance measures used to align CAP to our NEOs for 2022 and Company performance.

Long-Term Incentive:	Short-Term Incentive:
EPS	Gross margin expansion
Common stock price	Sales growth for parts and supplies
Analysis of the Information Presented in the Pay Versus Performance Table
While we use financial and
non-financial
performance measures to align executive compensation with our performance, not all of those performance measures are presented in the Pay Versus Performance Table. Moreover, we generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with CAP (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. See discussion of the relationships between information presented in the Pay Versus Performance Table below.
Compensation Actually Paid and Cumulative Total Shareholder Return
The CAP vs. Cumulative TSR graph below depicts the amount of CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) over the three years 2020-2022. The alignment of CAP with our cumulative TSR over the period presented is the result of a significant portion of the CAP to our NEOs being comprised of restricted awards that cliff-vest at retirement, in particular CAP to our CEO, as he has served as our CEO since 1972 and holds a significant amount of restricted stock.
As reflected in the graph below, both the Company’s TSR and our NEO’s CAP declined
in 2022, despite the Company continuing to deliver solid financial results and outpacing the S&P 400 Industrials Index. The decline is primarily due to a decrease in stock price, which impacted the fair value of the NEOs’ unvested restricted stock.

Compensation Actually Paid and Net I
n
com
e
As illustrated by the graph below, the CAP to our CEO and the average amount of CAP to our NEOs as a group (excluding our CEO) is generally aligned with the Company’s net income over the three years presented in the Pay Versus Performance Table, except for 2022. As noted earlier, in 2022 the CAP to our CEO and our other NEOs declined due to a stock price decline comparing December 31, 2022, to December 31, 2021. Also, 2022 net income included a $49.0 million tax benefit resulting from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022.
We do not use net income as a performance measure in our executive compensation program.

Compensation Actually Paid and Earnings Per Shar
e
As illustrated by the following graph, the CAP to our CEO and the average
CAP to our NEOs as a group (excluding our CEO) is generally aligned with our EPS over the three years presented in the table. While we use several performance measures for the purpose of evaluating the performance of our NEOs, we have assessed and determined that EPS is the most important performance measure used to link NEO’s CAP to Company performance, followed by stock price. In support of this determination, 100% of the annual long-term incentive for our CEO and President have been linked to EPS and stock price performance.
EPS increased in each of the three years presented in the table below, further highlighting our strong performance and creation of shareholder value during this time. As noted earlier, the CAP to our CEO and our other NEOs declined in 2022 due to stock price decline, despite the Company continuing to deliver solid financial results including a 32% increase in EPS.

*
For 2022, amount represents adjusted EPS, a
non-GAAP
measure, which is EPS excluding the impact of a $1.21 per share tax benefit resultin
g
from our CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022. See the Appendix on page A-1 for information regarding non-GAAP measures.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Nominating & Governance Committee recommended for nomination, and the Board of Directors nominated the following persons for election as members of our Board of Directors at the annual meeting of shareholders.

Name	Term Expiring
Common stock
Ana Lopez-Blazquez	2026 annual meeting of shareholders

Class B common stock
Cesar L. Alvarez	2026 annual meeting of shareholders
Denise Dickins	2026 annual meeting of shareholders

The section titled “Directors & Executive Officers” beginning on page 5 of this Proxy Statement contains more information about the leadership skills and other experience that caused the Nominating & Governance Committee and the Board of Directors to determine that these nominees should serve as directors of the Company.

We believe that each of these directors possesses the experience, skills, and qualities to fully perform his or her duties as a director and contribute to our success. Our directors have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our shareholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender, ethnic background, and professional experience, together they comprise a cohesive body in terms of Board process and collaboration.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL NO. 2 – ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement under the heading “Compensation Discussion and Analysis” including the tables that follow. Your vote is solely advisory and, therefore, will not be binding on the Company; however, the Board will review the voting results and take them into consideration when making future executive compensation decisions.

The Board encourages shareholders to read the Compensation Discussion and Analysis, including the tables that follow, to review the correlation between compensation and performance.

The Board remains committed to sound corporate governance practices and shares the interest of shareholders in maintaining effective executive compensation. The Board believes that our executive compensation, which is focused on the Company’s long-term value, has a proven record of effectively driving the Company’s performance as a result of the continued leadership of these named executive officers and believes that it will assist us in retaining our senior leadership team.

We are asking shareholders to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to Watsco’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE ON AN ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 – ADVISORY RESOLUTION ON THE FREQUENCY OF THE ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your advisory vote on whether a periodic vote to approve the compensation of our named executive officers should occur once every year, two years or three years. This vote is advisory and, therefore, will not be binding on the Board or the Company. The Board will, however, take the voting results into consideration when making a determination as to the frequency of the periodic advisory vote.

The Board believes an annual advisory vote on executive compensation is appropriate given our long-term compensation philosophy, which emphasizes long-term shareholder value, and compensation practices which rely largely on awards of long-term cliff vesting restricted stock. It also enables our shareholders the opportunity to annually provide input on the operation of our executive compensation programs.

Vote Required. Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the Company’s shareholders advise the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Exchange Act every:

•	one year;

•	two years; or

•	three years.”

In voting on this resolution, you should mark your proxy for one year, two years or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference, then you may abstain. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of ONE YEAR for future advisory votes regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” A FREQUENCY OF “ONE YEAR” WITH RESPECT TO THE FOREGOING RESOLUTION.

PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. During early 2023, the Audit Committee solicited proposals from several major accounting firms and conducted an extensive evaluation process in connection with the selection of the independent auditor for the Company. Following this process, on April 18, 2023, the Audit Committee dismissed KPMG as the Company’s independent registered public accounting firm, which had previously served in such capacity since 2009, and appointed Deloitte as the Company’s independent auditor beginning with the interim period ending on June 30, 2023.

In selecting Deloitte as the Company’s independent registered accounting firm for 2023, the Audit Committee considered several factors, including:

•	The professional qualifications of Deloitte, the lead audit partner, and other key engagement personnel.

•	Deloitte’s independence and its processes for maintaining its independence.

•	The appropriateness of Deloitte’s fees for audit services.

Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Deloitte to our shareholders for ratification. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion at any time.

A representative of KPMG, the independent auditor of the Company’s 2022 consolidated financial statements, is expected to attend the annual meeting of shareholders and will have the opportunity to make a statement, if he or she desires to do so, and answer appropriate questions, if any.

The Audit Committee and the Board believe that the appointment of Deloitte as our independent registered accounting firm for the 2023 fiscal year is in the best interest of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR.

Change in Certifying Accountant

On April 18, 2023, the Audit Committee notified KPMG that it would be dismissed as Watsco’s independent registered public accounting firm effective upon the filing of the Company’s Form 10-Q for the interim period ended March 31, 2023. The Audit Committee approved KPMG’s dismissal on April 18, 2023.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the two years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two years ended December 31, 2022 and the subsequent interim period from January 1, 2023 through April 18, 2023, there were no (i) disagreements, (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K promulgated by the SEC pursuant to the Exchange Act), between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with its audit report on the Company’s consolidated financial statements, or (ii) “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K, that would require disclosure under Item 304(a)(1)(v) of Regulation S-K.

On April 18, 2023, The Audit Committee notified Deloitte that they had been appointed to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, beginning with the interim period ending on June 30, 2023, to be effective upon the execution of an engagement letter with Deloitte and related completion of Deloitte’s standard client acceptance procedures.

During the two years ended December 31, 2022 and the subsequent interim period from January 1, 2023 through April 24, 2023 (the date on which we filed a Current Report on Form 8-K reporting the respective effective dates of KPMG’s dismissal and Deloitte’s appointment), neither the Company nor anyone acting on its behalf has consulted Deloitte regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a “reportable event,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided KPMG with a copy of the disclosure under this heading “Change in Certifying Accountant” prior to filing a Current Report on Form 8-K containing such disclosure with the SEC on April 24, 2023 and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the statements reported pursuant to Item 304(a) of Regulation S-K in such Current Report on Form 8-K. A copy of KPMG’s letter to the SEC dated April 24, 2023 was attached as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on April 24, 2023.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees and expenses billed to us by KPMG for the years ended December 31, 2022 and 2021. There were no audit-related fees or other fees billed to us by KPMG for the years ended December 31, 2022 and 2021.

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	Total
2022	$2,963,000	—	$261,000	—	$3,224,000
2021	$2,620,000	—	$217,000	—	$2,837,000

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee is responsible for appointing, terminating, compensating, retaining, evaluating, and overseeing the work of the independent registered public accounting firm. Our independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee has established a policy requiring the pre-approval of all audit and permissible non-audit services performed by our independent registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence or if such services would in any way negatively impact the quality of the audit conducted. The Audit Committee pre-approved all services provided by KPMG for the years ended December 31, 2022 and 2021.

Prior to the annual engagement of the independent registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month period, the independent registered public accounting firm submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval:

Audit Services. Audit services consist of services rendered by an independent registered public accounting firm for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and our internal control over financial reporting, reviews of the interim financial statements included in Forms 10-Q and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services. Audit-related services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards. There were no audit-related services provided by KPMG in 2022 or 2021.

Tax Services. Tax services consist of services rendered by an external auditor for tax compliance, tax consulting, and tax planning.

Other Non-Audit Services. Other non-audit services are any other permissible work that is not an Audit, Audit-Related, or Tax Service. There were no other non-audit services provided by KPMG in 2022 or 2021.

Circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

Our Audit Committee consists of Chair, Denise Dickins, and members, J. Michael Custer and John A. Macdonald. The Board has determined that each Audit Committee member is “independent,” as independence for audit committee members is defined in the applicable NYSE listing standards and rules of the SEC. The Board also determined that all members of the Audit Committee are financially literate and have accounting or related financial management expertise, and each has been designated as an audit committee financial expert, as defined by NYSE listing standards and SEC rules. Although designated as audit committee financial experts, the Audit Committee Chair and members are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the Audit Committee is to (a) assist the Board in its oversight responsibilities relating to (i) the preparation, presentation and integrity of the Company’s financial statements and internal control over financial reporting, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s internal audit function and independent auditors, and (iv) the Company’s compliance with legal and regulatory requirements; and (b) prepare the Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

The Audit Committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, expressing an opinion on the effectiveness of internal control over financial reporting, and for reviewing the Company’s interim consolidated financial statements.

The independent auditors report directly to the Audit Committee. The Audit Committee has the sole authority and responsibility to recommend to the Board the nomination of the independent auditors for approval by the shareholders on an annual basis. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation, and oversight of the work of the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2022, the Audit Committee formally met and held discussions with management, the Company’s VP of Internal Audit and Compliance, and KPMG, the Company’s independent registered public accounting firm, five times. In addition, members of the Audit Committee engaged in numerous informal conversations with the Company’s financial management, internal auditors, and independent auditors. The Audit Committee discussed with management, internal auditors, and KPMG, the Company’s audited consolidated financial statements, interim financial statements, system of internal control over financial reporting (including technology infrastructure and cybersecurity risks), and policies and procedures designed to reduce the likelihood of events of non-compliance with applicable rules and regulations. These discussions included consideration of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including the item reported as a Critical Audit Matter in the report of the independent auditor. The Audit Committee reviewed the annual plan and scope of work to be performed by internal audit and KPMG, and throughout the year routinely met outside of the presence of management with both internal audit and KPMG to discuss their respective audit results, evaluations of internal controls, and the overall quality of financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with KPMG those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from KPMG disclosing such matters.

The Audit Committee also discussed with KPMG the firm’s independence from the Company and its management team, and reviewed the written disclosures and letter from KPMG pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services, if any, with KPMG’s independence.

Based upon the reports and discussions described above, the Audit Committee, in accordance with its responsibilities, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

AUDIT COMMITTEE

Denise Dickins, Chair

J. Michael Custer

John A. Macdonald

OTHER BUSINESS

The Board knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying Proxy Statement will vote proxies in their discretion as they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

BARRY S. LOGAN
Executive Vice President and Secretary

April 28, 2023

Appendix A

CALCULATION OF NON-GAAP FINANCIAL MEASURES

We have included in this Proxy Statement the performance metric Adjusted EPS, which is used for our pay versus performance disclosure and is not calculated in accordance with U.S. GAAP. The metric should be reviewed in conjunction with the relevant GAAP financial measure and may not be comparable to similarly titled measures reported by other companies.

We calculated Adjusted EPS as GAAP-based diluted EPS of $15.41 and excluded the impact of $1.21 per share tax benefit derived from our Chairman & CEO’s vesting of 975,622 shares of Class B restricted stock on October 15, 2022, resulting in Adjusted EPS of $14.20. No adjustments were necessary related to GAAP EPS for 2021 or 2020. This benefit was not considered in determining the change in diluted EPS for purposes of assessing the 2022 long-term incentive award for the Chairman & CEO or President.

Please also see the section “Non-GAAP Financial Measures” contained in our annual report to shareholders, which is delivered together with this proxy statement.

A-1

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR COMMON STOCK

2023 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Common stock, par value $0.50 of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2023 Annual Meeting of Shareholders of the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 5, 2023, at 10:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, AND 4 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)

FOR ALL [    ] WITHHOLD ALL [    ] FOR ALL EXCEPT [    ] To elect Ana Lopez-Blazquez as a Common stock director until the Annual Meeting of Shareholders in 2026, or until his successor is duly elected and qualified, except for the following nominee(s)                                                      (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of the advisory resolution regarding the compensation of our named executive officers.

(3)	ONE YEAR [ ] TWO YEARS [ ] THREE YEARS [ ] ABSTAIN [ ] Advisory resolution on the frequency of the advisory resolution regarding the compensation of our named executive officers.

(4)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters, which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2022 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 28, 2023.

Date: , 2023

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WATSCO, INC.

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

PROXY FOR CLASS B COMMON STOCK

2023 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALBERT H. NAHMAD and BARRY S. LOGAN and each of them, as proxies and true and lawful attorneys and agents for and in the name of the undersigned, with full power of substitution for and in the name of the undersigned, to vote all shares of Class B common stock, par value $0.50, of WATSCO, INC., a Florida corporation (the “Company”), in the manner set forth below. The undersigned is entitled to vote at the 2023 Annual Meeting of Shareholders of the Company to be held at the Company to be held at the Watsco, Inc. Corporate Office, 2665 S. Bayshore Drive, Suite 901, Miami, Florida 33133 on Monday, June 5, 2023, at 10:00 a.m. EDT, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, AND 4 SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

(1)

FOR ALL [    ] WITHHOLD ALL [    ] FOR ALL EXCEPT [    ] To elect Cesar L. Alvarez and Denise Dickins as Class B common stock directors until the Annual Meeting of Shareholders in 2026, or until their respective successors are duly elected and qualified, except for the following nominee(s)                                                      (if any).

(2)	FOR [ ] AGAINST [ ] ABSTAIN [ ] Approval of the advisory resolution regarding the compensation of our named executive officers.

(3)

ONE YEAR [    ] TWO YEARS [    ] THREE YEARS [    ] ABSTAIN [    ] Non-binding advisory resolution on the frequency of the non-binding advisory resolution regarding the compensation of our named executive officers.

(4)	FOR [ ] AGAINST [ ] ABSTAIN [ ] To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year.

NOTE: In the proxies’ discretion, the proxies are authorized to vote on any other matters that may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

(SEE REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS.

The undersigned hereby acknowledges receipt of (i) the Company’s 2022 Annual Report to Shareholders, (ii) the Proxy Statement and (iii) the Notice of Annual Meeting dated April 28, 2023.

Date: , 2023

[SIGNATURE OF SHAREHOLDER]

[SIGNATURE OF JOINT HOLDER]

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.